EXHIBIT 10.9

AMENDMENT NO. 1 TO CREDIT AGREEMENT AND ASSIGNMENT AND
ACCEPTANCE AGREEMENT

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT AND ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Amendment"), entered into as of October 30, 2003, is among OshKosh B'Gosh, Inc., a Delaware corporation (the "Borrower"), U.S. Bank National Association ("U.S. Bank"), for itself as a Bank, an LOC Bank and as Agent (the "Agent") for all Banks from time to time party to the Credit Agreement (defined below), each of the Banks signatory hereto and each of the LOC Banks signatory hereto.

W I T N E S S E T H:

WHEREAS, Borrower, Agent, the Banks signatory thereto and the LOC Banks signatory thereto are parties to a Credit Agreement dated as of November 1, 2002 (the "Credit Agreement"), pursuant to which the Banks have agreed to make certain revolving and swingline loans and to extend credit to Borrower of up to the amount of $75,000,000 upon the terms and subject to the conditions set forth therein; and

WHEREAS, the parties to this Amendment desire to amend the Credit Agreement to extend the final maturity of the Revolving Credit Notes, to modify the required Consolidated Debt to EBITDA Ratio and to reflect the assignment by Harris Trust and Savings Bank ("Harris") and the acceptance by Fifth Third Bank (the "Assignee") of Harris' interest in the Credit Agreement, as amended hereby, Loans, Notes and Commitments, as set forth herein.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, the parties hereto hereby agree as follows:

    All capitalized terms used and not otherwise defined herein shall have the meanings given to such terms by the Credit Agreement.

    Upon satisfaction of the conditions set forth in Section 4 below, the Credit Agreement shall be amended as follows:

      All references to the Credit Agreement in the Credit Agreement and in any of the Collateral Documents shall refer to the Credit Agreement as amended hereby.

      All references to the Revolving Credit Notes in the Credit Agreement and in any of the Collateral Documents shall refer collectively to the Revolving Credit Notes issued November 1, 2002 to each of U.S. Bank and Wells Fargo HSBC Trade Bank N.A. (the "Existing Revolving Notes") and the Revolving Credit Note issued to the Assignee on the date hereof (the "New Revolving Note") and the loans evidenced thereby (including the unpaid balance of the Revolving Credit Notes).

      Section 1.1 is amended by deleting the date "October 30, 2003" and substituting therefor the date "October 28, 2004".

      Section 4.1 is amended in its entirety to read as follows:

      "Organization. The Company is a corporation duly organized and existing in good standing under the laws of Delaware, and has all requisite power and authority, corporate or otherwise, to conduct its business and to own its properties. Each of its Subsidiaries is a corporation, a limited liability company or a partnership duly organized and existing and in good standing under the laws of the jurisdiction under which it was organized, and has all requisite power and authority to conduct its business and to own its properties. Set forth in Schedule 4.1 (dated 10/21/03 for reference purposes) is a complete and accurate list of all of its Subsidiaries, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the percentage of the outstanding shares of each class of capital stock or limited liability company or partnership interests owned (directly or indirectly) by the Company and the number of shares or limited liability company or partnership interests covered by all outstanding options, warrants, rights of conversion or purchase, and similar rights. All of the outstanding stock of all of the corporate Subsidiaries has been legally and validly issued, is fully paid and non-assessable except as provided by section 180.0622(2)(b) of the Wisconsin Business Corporation Law and its predecessor statute, as judicially interpreted. All of the limited liability company and partnership interests of the non-corporate Subsidiaries have been legally and validly issued. All of the outstanding stock of the corporate Subsidiaries and all of the limited liability company and partnership interests of the non-corporate Subsidiaries is owned by the Company or one or more other Subsidiaries free and clear of all pledges, liens, security interests and other charges or encumbrances. The Company is duly licensed or qualified to do business in all jurisdictions in which such qualification is required, and failure to so qualify could have a material adverse effect on the property, financial condition or business operations of the Company."

      Section 5.1(a)(2) is amended to substitute "clause (iv)" for "clause (v)."

      Sections 5.1(a)(5) and 5.1(a)(6) are renumbered to be Sections 5.1(a)(6) and 5.1(a)(7), respectively, and a new Section 5.1(a)(5) is added to read as follows:

      "(5) any indebtedness payable to the Guarantor by the Company,"

      Section 6.1(c) is amended in its entirety to read as follows:

      "At the end of the second fiscal quarter of each year, a Consolidated Debt to EBITDA Ratio for the four consecutive fiscal quarters then ended not greater than 1.75 to 1; and at the end of every other fiscal quarter, a Consolidated Debt to EBITDA Ratio for the four consecutive fiscal quarters then ended not greater than 1.00 to 1."

      Section 9.1(oo)(iv) is amended to substitute "5.1(a)(2)" for "5.1(4)."

      Schedule 4.1 to the Credit Agreement is hereby amended and restated in its entirety in the form attached as Schedule 4.1 to this Amendment.

      Appendix A to the Credit Agreement is hereby amended and restated in its entirety in the form attached as Appendix A to this Amendment.

    Upon satisfaction of the conditions set forth in Section 4 below, any additional Revolving Credit Loans made pursuant to the Credit Agreement, together with the unpaid balance of the Revolving Credit Notes, shall be evidenced by the Revolving Credit Notes (after giving effect to the transactions contemplated by this Amendment). Accrued interest on the Existing Revolving Notes on the Effective Date shall be paid on the next regularly scheduled interest payment date specified in the Credit Agreement.

    Notwithstanding the foregoing, this Amendment shall not become effective until such time (the "Effective Date") as:

      A counterpart of this Amendment has been executed and delivered by Borrower, Agent, each of the Banks and each of the LOC Banks;

      Borrower has executed and delivered to Assignee the New Revolving Note in the form of Exhibit A annexed hereto in the principal amount of $20,000,000 which New Revolving Note shall have been delivered to the Assignee against the return of the Revolving Credit Note currently held by Harris;

      Guarantor has executed and delivered to Agent a Confirmation of Guaranty, in the form of Exhibit B annexed hereto;

      Agent shall have received such other documents and materials as Agent may reasonably request; and

      All payments and deliveries contemplated by Section 5 have been made.

    Assignment and Acceptance.

      Harris as Assignor, (the "Assignor") hereby sells and assigns to Assignee, without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, all of the Assignor's rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified in Item 4 of Schedule I hereto (the "Assigned Share") of the Aggregate Commitment, all outstanding Revolving Credit Loans, all outstanding Letters of Credit issued by U.S. Bank and the participation interest of the Trade Bank in the Letters of Credit issued by HSBC.

      The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claims; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Collateral Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Collateral Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantor or the performance or observance by the Borrower or the Guarantor of any of their respective obligations under the Credit Agreement or the Collateral Documents or any other instrument or document furnished pursuant thereto.

      The Assignee (i) confirms that it has received a copy of the Credit Agreement and the Collateral Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank or LOC Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the Collateral Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) confirms that it is an Eligible Assignee under the Credit Agreement; and (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.

      The settlement date of this assignment shall be the Effective Date.

      Upon the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Amendment, have the rights and obligations of a Bank thereunder and under the Collateral Documents and (ii) the Assignor shall, to the extent provided in this Amendment, relinquish its rights and be released from its obligations under the Credit Agreement and the Collateral Documents.

      It is agreed that upon the effectiveness hereof, the Assignee shall be entitled to (i) all interest on the Assigned Share of the Revolving Credit Loans at the rates specified in Item 6 of Schedule I hereto, (ii) all Commitment Fees on the Assigned Share of the Aggregate Commitment at the rate specified in Item 7 of Schedule I hereto, (iii) all Utilization Fees on the Assigned Share of the Revolving Credit Loans at the rate specified in Item 8 of Schedule I hereto, and (iv) all Letter of Credit Fees on the Assignee's participation in all Letters of Credit at the rate specified in Item 9 of Schedule I hereto, which, in each case, accrue on and after the Effective Date, such interest, Commitment Fee and Letter of Credit Fees to be paid by the Agent directly to the Assignee. It is further agreed that all payments of principal made on the Assigned Share of the Revolving Credit Loans which occur on and after the Effective Date will be paid directly by the Agent to the Assignee. Upon the Effective Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing which represents the Assigned Share of the principal amount of the respective Revolving Credit Loans made by the Assignor pursuant to the Credit Agreement which are outstanding on the Effective Date, net of any closing costs, and which are being assigned hereunder. Upon the Effective Date, the Borrower shall pay to the Agent, for the account of the Assignor, all accrued interest, fees and other amounts due for the account of the Assignor under the Credit Agreement.

      As provided in Section 4(b) above, Borrower shall execute and deliver to Assignee the New Revolving Note in the form of Exhibit A annexed hereto in the principal amount of $20,000,000 and Harris shall return its Revolving Credit Note to Borrower;

    Borrower repeats and reaffirms the representations and warranties set forth in Article IV of the Credit Agreement, except that (i) the date of December 29, 2001 where it appears in Section 4.5 shall be amended to December 28, 2002, and (ii) the representations and warranties set forth in Section 4.1 shall be amended to read as set forth in Section 2(d) of this Amendment.

    Borrower also represents and warrants that the execution, delivery and performance of this Amendment, and the documents required herein, are within the corporate powers of Borrower, have been duly authorized by all necessary corporate action, and do not and will not (i) require any consent or approval of the stockholders of Borrower; (ii) violate any provision of the articles of incorporation or by-laws of Borrower or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or any subsidiary; (iii) require the consent or approval of, or filing a registration with, any governmental body, agency or authority; or (iv) result in any breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of Borrower or any subsidiary, pursuant to any indenture or other agreement or instrument under which Borrower or any subsidiary is a party or by which it or its properties may be bound or affected. This Amendment constitutes, and each of the documents required herein when executed and delivered hereunder will constitute, legal, valid and binding obligations of Borrower or other signatory enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors' rights generally.

    Borrower acknowledges and agrees that its obligations under the Credit Agreement and the Notes are not subject to any offset, defense or counterclaim assertable by Borrower and that the Credit Agreement, the Notes and the Collateral Documents are valid, binding and fully enforceable according to their respective terms. Except as expressly provided above, the Credit Agreement and the Collateral Documents shall remain in full force and effect, and neither this Amendment nor the execution and delivery of the New Note shall release, discharge or satisfy any present or future debts, obligations or liabilities to Agent and the Banks of Borrower or of any debtor, guarantor or other person or entity liable for payment or performance of any of such debts, obligations or liabilities of Borrower, or any security interest, lien or other collateral or security for any of such debts, obligations or liabilities of Borrower or such debtors, guarantors, or other persons or entities, or waive any default, and Agent and the Banks expressly reserve all of their rights and remedies with respect to Borrower and all such debtors, guarantors or other persons or entities, and all such security interests, liens and other collateral and security. This is an amendment and not a novation.

    Borrower shall be responsible for the payment of all fees and out-of-pocket disbursements incurred by Agent and the Banks in connection with the preparation, execution, delivery, administration and enforcement of this Amendment and the New Note, including all costs of collection, and including without limitation the reasonable fees and disbursements of counsel for Agent and the Banks, including the reasonable fees and disbursements of in-house counsel, whether or not any transaction contemplated by this Agreement is consummated.

    This Amendment and the other documents referred to herein contain the entire agreement between Agent, the Banks, the LOC Banks and Borrower with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, undertaking, promise or condition concerning the subject matter hereof shall be binding upon Agent, the Banks or the LOC Banks unless clearly expressed in this Agreement or in the other documents referred to herein.

    The provisions of this Amendment shall inure to the benefit of any holder of any Note, and shall inure to the benefit of and be binding upon any successor to any of the parties hereto.

    All agreements, representations and warranties made herein shall survive the execution of this Amendment, the making of the loans under the Credit Agreement, as so amended, and the execution and delivery of the New Note.

    This Amendment and the New Note issued hereunder shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

    This Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

    This Amendment is solely for the benefit of the parties hereto and their permitted successors and assigns. No other person or entity shall have any rights under, or because of the existence of, this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

OSHKOSH B'GOSH, INC. 112 Otter Avenue Oshkosh, WI 54901-5008

By:	/S/ David L. Omachinski

Name:	David L. Omachinski
Title:	Executive Vice President, Chief Operating and Financial Officer and Treasurer

(Signature Page 1 of 6 to Amendment No. 1 to Credit Agreement)

U.S. BANK NATIONAL ASSOCIATION, As Agent, as a Bank and as an LOC Bank

By:	/S/ Jeffrey Janza

Name:	Jeffrey Janza
Title:	Vice President

(Signature Page 2 of 6 to Amendment No. 1 to Credit Agreement)

HARRIS TRUST AND SAVINGS BANK, as Assignor

By:	/S/ Michael M. Fordney

Name:	Michael M Fordney
Title:	Vice President

(Signature Page 3 of 6 to Amendment No. 1 to Credit Agreement)

FIFTH THIRD BANK, As a Bank and Assignee

By:	/S/ Ann Pierson

Name:	Ann Pierson
Title:	Assistant Vice President

(Signature Page 4 of 6 to Amendment No. 1 to Credit Agreement)

WELLS FARGO HSBC TRADE BANK N.A., as a Bank

By:	/S/ Gregory J. Klinger

Name:	Gregory J. Klinger
Title:	Vice President

(Signature Page 5 of 6 to Amendment No. 1 to Credit Agreement)

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, as an LOC Bank

By:	/S/ Helen H. Chui

Name:	Helen H. Chui
Title:	Relationship Manager

(Signature Page 6 of 6 to Amendment No. 1 to Credit Agreement)

SCHEDULE I

SCHEDULE FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

1. The Borrower: OshKosh B'Gosh, Inc.

2. Name and Date of Credit Agreement:

Credit Agreement, dated as of November 1, 2002 among the Borrower, the banks from time to time party thereto, and U.S. Bank National Association, as Agent, as amended, restated, supplemented or otherwise modified.

3. Date of assignment: October 30, 2003

4. Amounts (as of date of item #3 above):

Aggregate Commitment

a. Aggregate Amount for all Banks	$75,000,000
b. Assigned Share	26.666666666667%

c. Amount of Assigned Share	$20,000,000

5. Settlement Date: October 30, 2003

6. Rate of Interest to the Assignee: As set forth in Section 2.1 of the Credit Agreement.

7. Commitment Fee to
the Assignee: As set forth in Section 1.6 of the Credit Agreement.

8. Utilization Fee to
the Assignee As set forth in Section 1.7 of the Credit Agreement

9. Letter of Credit Fee to
the Assignee: As set forth in Section 1.4 of the Credit Agreement.

9. Address for Notices: ASSIGNEE:

Fifth Third Bank c/o Ms. Ann-Drea Burns 38 Fountain Square Plaza Cincinnati, OH 45263 (513) 534-3970 (513) 534-5947 (FAX) anndrea.burns@53.com

EXHIBIT A
REVOLVING CREDIT NOTE

$_____________ October 30, 2003

FOR VALUE RECEIVED, OshKosh B'Gosh, Inc., a Delaware corporation, promises to pay to the order of ___________________________________, the principal sum of _________________________________ Dollars ($____________) at the main office of U.S. Bank National Association, in Milwaukee, Wisconsin, on the Termination Date (as defined in the Credit Agreement referred to below). The unpaid principal balance hereof shall bear interest, payable on the dates and at the rate or rates set forth in the Credit Agreement referred to below. Principal of and interest on this Note shall be payable in lawful money of the United States of America.

This Note constitutes one of the Revolving Credit Notes issued under a Credit Agreement dated as of November 1, 2002, as amended from time to time, among the undersigned and U.S. Bank National Association, for itself and as Agent, and the other Banks party thereto, to which Agreement reference is hereby made for a statement of the terms and conditions on which Loans in part evidenced hereby were or may be made, and for a description of the conditions upon which this Note may be prepaid, in whole or in part, or its maturity accelerated.

This Note shall be construed in accordance with laws of the State of Wisconsin, except to the extent superseded by federal law. The undersigned waives presentment, protest, and notice of dishonor and agrees, in the event of default hereunder, to pay all costs and expenses of collection, including reasonable attorneys' fees.

(CORPORATE SEAL)

OSHKOSH B'GOSH, INC.

By:

Name:	David L. Omachinski
Title:	Executive Vice President and Chief Operating and Financial Officer and Treasurer

REVOLVING CREDIT NOTE

$20,000,000 October 30, 2003

FOR VALUE RECEIVED, OshKosh B'Gosh, Inc., a Delaware corporation, promises to pay to the order of Fifth Third Bank, the principal sum of Twenty Million Dollars ($20,000,000) at the main office of U.S. Bank National Association, in Milwaukee, Wisconsin, on the Termination Date (as defined in the Credit Agreement referred to below). The unpaid principal balance hereof shall bear interest, payable on the dates and at the rate or rates set forth in the Credit Agreement referred to below. Principal of and interest on this Note shall be payable in lawful money of the United States of America.

This Note constitutes one of the Revolving Credit Notes issued under a Credit Agreement dated as of November 1, 2002, as amended from time to time, among the undersigned and U.S. Bank National Association, for itself and as Agent, and the other Banks party thereto, to which Agreement reference is hereby made for a statement of the terms and conditions on which Loans in part evidenced hereby were or may be made, and for a description of the conditions upon which this Note may be prepaid, in whole or in part, or its maturity accelerated.

This Note shall be construed in accordance with laws of the State of Wisconsin, except to the extent superseded by federal law. The undersigned waives presentment, protest, and notice of dishonor and agrees, in the event of default hereunder, to pay all costs and expenses of collection, including reasonable attorneys' fees.

(CORPORATE SEAL)

OSHKOSH B'GOSH, INC.

By:	/S/ David L. Omachinski

Name:	David L. Omachinski
Title:	Executive Vice President and Chief Operating and Financial Officer and Treasurer

EXHIBIT B

CONFIRMATION OF GUARANTY

OshKosh B'Gosh Investments, Inc., a Nevada corporation (the "Guarantor"), hereby refers to its Corporate Guaranty Agreement (the "Guaranty") dated as of November 1, 2002, relating to the obligations of OshKosh B'Gosh, Inc., a Delaware corporation (the "Borrower"), under that Credit Agreement dated as of November 1, 2002, as amended from time to time (the "Credit Agreement") with the Banks named therein (the "Banks") and U.S. Bank National Association, as Agent for the Banks (the "Agent").

The Borrower, Agent, the Banks and the LOC Banks have entered into an Amendment No. 1 to Credit Agreement of even date herewith (the "Amendment"). Effectiveness of the Amendment is subject to, among other things, execution and delivery of this Confirmation of Guaranty by the Guarantor.

It is necessary for the business purposes of the Guarantor that the Borrower continue to obtain credit from the Banks under the Credit Agreement as amended by the Amendment, and as it may be further amended, restated, or otherwise modified from time to time. The Guarantor is a direct wholly-owned subsidiary of the Borrower.

The Guarantor hereby acknowledges and consents to the Credit Agreement as amended by the Amendment, and as it may be further amended, restated, or otherwise modified from time to time and the transactions contemplated thereby and agrees that its Guaranty shall remain in full force and effect with respect to the obligations of the Borrower under the Credit Agreement as amended by the Amendment, and as it may be further amended, restated, or otherwise modified from time to time. The Guarantor hereby further confirms that all references in the Guaranty to the "Credit Agreement" shall be deemed to be references to the Credit Agreement as amended by the Amendment, and as it may be further amended, restated, or otherwise modified from time to time. In addition, the Guarantor hereby confirms and agrees that the provisions of the Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantor under the Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the Guarantor's liability under the Guaranty, then, notwithstanding any other provision of the Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantor, the Banks, the LOC Banks or Agent, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.

Dated as of October 30, 2003.

OSHKOSH B'GOSH INVESTMENTS

By:

Name:
Title:

CONFIRMATION OF GUARANTY

OshKosh B'Gosh Investments, Inc., a Nevada corporation (the "Guarantor"), hereby refers to its Corporate Guaranty Agreement (the "Guaranty") dated as of November 1, 2002, relating to the obligations of OshKosh B'Gosh, Inc., a Delaware corporation (the "Borrower"), under that Credit Agreement dated as of November 1, 2002, as amended from time to time (the "Credit Agreement") with the Banks named therein (the "Banks") and U.S. Bank National Association, as Agent for the Banks (the "Agent").

The Borrower, Agent, the Banks and the LOC Banks have entered into an Amendment No. 1 to Credit Agreement of even date herewith (the "Amendment"). Effectiveness of the Amendment is subject to, among other things, execution and delivery of this Confirmation of Guaranty by the Guarantor.

It is necessary for the business purposes of the Guarantor that the Borrower continue to obtain credit from the Banks under the Credit Agreement as amended by the Amendment, and as it may be further amended, restated, or otherwise modified from time to time. The Guarantor is a direct wholly-owned subsidiary of the Borrower.

The Guarantor hereby acknowledges and consents to the Credit Agreement as amended by the Amendment, and as it may be further amended, restated, or otherwise modified from time to time and the transactions contemplated thereby and agrees that its Guaranty shall remain in full force and effect with respect to the obligations of the Borrower under the Credit Agreement as amended by the Amendment, and as it may be further amended, restated, or otherwise modified from time to time. The Guarantor hereby further confirms that all references in the Guaranty to the "Credit Agreement" shall be deemed to be references to the Credit Agreement as amended by the Amendment, and as it may be further amended, restated, or otherwise modified from time to time. In addition, the Guarantor hereby confirms and agrees that the provisions of the Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantor under the Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the Guarantor's liability under the Guaranty, then, notwithstanding any other provision of the Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantor, the Banks, the LOC Banks or Agent, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.

Dated as of October 30, 2003.

OSHKOSH B'GOSH INVESTMENTS

By:	/S/ William A. Uelmen

Name:	William A. Uelmen
Title:	President

APPENDIX A

Schedule of Banks
Bank	Address for Notice	Commitment Amount	Percentage Interest
U.S. Bank National Association Agent	Mr. Stephen E. Carlton Managing Director Capital Markets 777 East Wisconsin Avenue, MK-WI-J3SM Milwaukee, WI 53202 (414) 765-4244 (414) 765-4430 FAX steve.carlton@usbank.com
U.S. Bank National Association Bank	Mr. Jeffrey J. Janza Vice President 777 East Wisconsin Avenue, MK-WI-TGCB Milwaukee, WI 53202 (414) 765-6999 (414) 765-4632 FAX jeff.janza@usbank.com	30,000,000	40.000000000000%
FIFTH THIRD BANK	Ms. Ann-Drea Burns Vice President Fifth Third Bank 38 Fountain Square Plaza Cincinnati, OH 45263 (513) 534-3970 (513) 534-5947 Fax Anndrea.Burns@53.Com	20,000,000	26.666666666667%
Wells Fargo HSBC Trade Bank N.A.	Ms. Colleen H. Fritschel Vice President Wells Fargo Hsbc Trade Bank N.A. 6th And Marquette Minneapolis, MN 55479 (612) 667-6584 (612) 667-2269 Colleen.H.Fritschel@Wellsfargo.Com	25,000,000	33.333333333333%

OshKosh B'Gosh, Inc.
112 Otter Avenue
Oshkosh, Wisconsin 54901-5008

CREDIT AGREEMENT

as of November 1, 2002

U.S. Bank National Association, individually and as Agent 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202	Wells Fargo HSBC Trade Bank N.A. 6th and Marquette Minneapolis, Minnesota 55479
Harris Trust and Savings Bank, 111 West Monroe Street Chicago, Illinois 60603

Ladies/Gentlemen:

OshKosh B'Gosh, Inc., a Delaware corporation with its principal offices located in the City of Oshkosh, Wisconsin (the "Company"), hereby agrees with each of you (collectively the "Banks" and individually a "Bank"), and U.S. Bank National Association, as Agent (the "Agent"), as follows:

  LOANS AND NOTES

      Revolving Credit. From time to time prior to October 30, 2003 or the earlier termination in full of the Commitments (in either case the "Termination Date"), the Company may obtain loans from each of the Banks ("Revolving Credit Loans"), pro rata according to each Bank's Percentage Interest, up to an aggregate principal amount equal to the amount by which (i) $75,000,000 (the "Aggregate Commitment" and as to each Bank's respective Percentage Interest thereof, its "Commitment"), as terminated or reduced pursuant to section 1.8, exceeds (ii) the sum of (A) the aggregate amount of Letter of Credit Obligations, (B) the aggregate amount of outstanding Swingline Loans (as defined in section 1.2 below) and (C) the aggregate face amount of outstanding Commercial Paper. The Commitment and Percentage Interest of each Bank therein is set forth in Appendix A hereto. The failure of any one or more of the Banks to lend in accordance with its Commitment shall not relieve the other Banks of their several obligations hereunder, but no Bank shall be liable in respect to the obligation of any other Bank hereunder or be obligated in any event to lend in excess of its Commitment. Subject to all of the terms and conditions hereof the Company may repay such Loans and reborrow hereunder from time to time prior to the Termination Date. Each Revolving Credit Loan shall be in a minimum amount of $1,000,000 or any multiple of $100,000 in excess of such amount (except that any Adjusted LIBOR Rate Loan shall be in a minimum amount of $5,000,000 or any multiple of $250,000 in excess of such amount). Revolving Credit Loans from each Bank shall be evidenced by a single promissory note of the Company (each a "Revolving Credit Note", and collectively with the Swingline Note (as defined in section 1.2 below), sometimes called the "Notes") in the form of Exhibit 1.1 annexed hereto, payable to the order of the lending Bank. Effective on the date of this Agreement, the Commitments of the Banks party to the Credit Agreement dated November 3, 1999, as amended (the "1999 Credit Agreement"), among the Company, the banks party thereto and U.S. Bank National Association, formerly known as Firstar Bank, N.A., as agent for such banks, shall automatically terminate without further action on the part of the Company or any of such banks.

      Swingline Credit.

        Swingline Commitment. From time to time prior to the Termination Date, the Company may obtain Swingline Loans ("Swingline Loans") from the Agent (in such capacity, the "Swingline Lender") up to an aggregate amount of $5,000,000 at any time outstanding, repay such Swingline Loans and reborrow hereunder; provided, however, that the Swingline Lender shall not advance any Swingline Loan if (i) any Default or Event of Default has occurred and is continuing, or (ii) after giving effect thereto, the aggregate amount of outstanding Revolving Credit Loans would thereby exceed the maximum amount permitted by section 1.1. Each Swingline Loan shall be in a multiple of $1,000 and the Swingline Loans shall be evidenced by a single promissory Note of the Company (the "Swingline Note", and collectively with the Revolving Credit Notes, sometimes called the "Notes") in the form of Exhibit 1.2 annexed hereto, payable to the order of the Swingline Lender.

        Refunding Revolving Credit Loans. In its sole and absolute discretion, the Swingline Lender may at any time after the occurrence and during the continuance of a Default or Event of Default, on behalf of the Company (which hereby irrevocably authorizes the Swingline Lender to act on its behalf for such purpose), request each Bank to make a Revolving Credit Loan in an amount equal to such Bank's Percentage Interest of the Swingline Loans outstanding on the date such notice is given. Each Bank shall make the proceeds of its requested Revolving Credit Loan available to the Swingline Lender, in immediately available funds, at the office of the Swingline Lender specified herein before 11:00 a.m. (Milwaukee time) on the Business Day following the day such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the outstanding Swingline Loans.

        Participations. If any Bank refuses or otherwise fails to make a Revolving Credit Loan when requested by the Swingline Lender pursuant to section 1.2(b) above, such Bank will, by the time and in the manner such Revolving Credit Loan was to have been funded to the Swingline Lender, purchase from the Swingline Lender an undivided participating interest in the outstanding Swingline Loans in an amount equal to its Percentage Interest of the aggregate principal amount of Swingline Loans that were to have been repaid with such Revolving Credit Loans. Each Bank that so purchases a participation in a Swingline Loan shall thereafter be entitled to receive its Percentage Interest of each payment of principal received on the Swingline Loan and of interest received thereon accruing from the date such Bank funded to the Swingline Lender its participation in such Swingline Loan.

      Notes. The Notes shall be executed by the Company and delivered to the Banks on or prior to the Closing Date. Although the Notes shall be expressed to be payable in the full amounts specified above, the Company shall be obligated to pay only the amounts actually disbursed to or for the account of the Company, together with interest on the unpaid balance of sums so disbursed which remains outstanding from time to time, at the rates and on the dates specified herein and in the Notes, together with the other amounts provided herein and therein.

      Letters of Credit.

        Issuance; Bank Participations. U.S. Bank National Association ("U.S. Bank") shall from time to time when so requested by the Company and subject to the terms of this Agreement and the applicable Letter of Credit Documents issue standby letters of credit for the account of the Company. The Hongkong and Shanghai Banking Corporation Limited ("HSBC") shall from time to time when so requested by the Company and subject to the terms of this Agreement and the applicable Letter of Credit Documents issue commercial letters of credit at sight for the account of the Company. The term "LOC Bank," as used herein, shall mean (i) with respect to standby letters of credit issued hereunder, U.S. Bank, and (ii) with respect to commercial letters of credit at sight issued hereunder, HSBC. Such standby letters of credit and commercial letters of credit at sight shall each be referred to herein as a "Letter of Credit" and collectively as "Letters of Credit". The Letters of Credit shall be issued for the account of the Company up to an aggregate face amount of $55,000,000; provided, however, that the LOC Bank shall not issue any Letter of Credit if it has received notification from the Agent pursuant to section 1.4(h)(2). The Company shall notify the Agent at least two (2) Business Days prior to requesting the issuance of any Letter of Credit and such notification shall include a certification that the conditions contained in the preceding sentence have been met. All outstanding standby letters of credit issued pursuant to the 1999 Credit Agreement and the letter of credit contemplated by section 3.9 shall automatically be deemed to be Letters of Credit issued pursuant to this section 1.4(a). U.S. Bank hereby grants to each other Bank, and each other Bank hereby agrees to take, a pro rata participation in each Letter of Credit issued hereunder by U.S. Bank and all rights (including rights to reimbursement from the Company under paragraph (d) below) and obligations associated therewith in accordance with the Percentage Interest of each Bank. Wells Fargo HSBC Trade Bank N.A. (the "Trade Bank") shall acquire a 100% participation interest in each Letter of Credit issued hereunder by HSBC pursuant to a Participation Agreement dated on or about November 1, 2002 between HSBC and the Trade Bank (the "Participation Agreement"). The Trade Bank hereby grants to each other Bank, and each other Bank hereby agrees to take, a pro rata sub-participation in such 100% participation interest of the Trade Bank, and all rights (including rights to reimbursement from the Company under paragraph (d) below) and obligations associated therewith in accordance with the Percentage Interest of each Bank. In the event of any drawing on a Letter of Credit which is not reimbursed by or on behalf of the Company, each Bank shall pay to the appropriate LOC Bank, a proportionate amount of such drawing equal to its Percentage Interest therein. Each LOC Bank shall divide the proceeds of any reimbursement of a drawing on a Letter of Credit with the other Banks that have made payment to the LOC Bank pursuant to the foregoing sentence, pro rata according to the respective contributions of such other Banks.

        Collateral. In the event that any Letter of Credit remains outstanding beyond the Termination Date, the Company shall immediately either (i) pay to the Agent the sum of the outstanding face amount of such Letter of Credit, which sum the Agent may hold for the account of the Company, without interest, for the purpose of paying any draft presented, with the excess, if any, to be returned to the Company upon termination or expiration of such Letter of Credit; (ii) deliver a back-up letter of credit to the Agent securing the Company's reimbursement obligations with respect to such Letter of Credit in form and substance acceptable to the Agent and from a creditworthy financial institution acceptable to the Agent or (iii) pledge collateral with the Agent, of a type and under terms satisfactory to the Agent, with a fair market value equal to or exceeding the outstanding face amount of such Letter of Credit, which collateral the Agent may hold for the account of the Company for the purpose of paying any draft presented, with the excess, if any, to be returned to the Company upon termination or expiration of such Letter of Credit.

        Letter of Credit Fees.

          Standby Letter of Credit Fees. The Company agrees to pay to the Agent for the pro rata benefit of the Banks a letter of credit fee in respect of each standby Letter of Credit at a per annum rate equal to 0.55% on the undrawn face amount of such standby Letter of Credit. Such fees shall be payable quarterly in arrears on the first day of each calendar quarter.

          Fronting Fee. The Company agrees to pay to the LOC Bank a fronting fee in respect of each standby Letter of Credit at a per annum rate equal to 0.10% on the undrawn face amount of such standby Letter of Credit. Such fees shall be payable quarterly in arrears on the first day of each calendar quarter.

        Reimbursement. The Company hereby unconditionally promises to pay to the appropriate LOC Bank upon demand, without defense, setoff or counterclaim, the amount of each drawing under Letters of Credit issued by such LOC Bank plus interest on the foregoing from the date due at the Prime Rate in the case of standby Letters of Credit, and at the Prime Rate plus 2% per annum in the case of commercial Letters of Credit.

        Reliance on Documents. Delivery to the LOC Banks of any documents complying on their face with the requirements of any Letter of Credit shall be sufficient evidence of the validity, genuineness and sufficiency thereof and of the good faith and proper performance of drawers and users of such Letter of Credit, their agents and assignees; and the LOC Banks may rely thereon without liability or responsibility with respect thereto, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged.

        Non-Liability for Other Matters. The LOC Banks shall not be liable to the Company for (i) honoring any requests for payment under any Letter of Credit which strictly comply on their face with the terms of such Letter of Credit, (ii) any delay in giving or failing to give any notice, (iii) errors, delays, misdeliveries or losses in transmission of telegrams, cables, letters or other communications or documents or items forwarded in connection with any Letter of Credit or any draft, (iv) accepting and relying upon the name, signature or act of any party who is or purports to be acting in strict compliance with the terms of any Letter of Credit; or (v) any other action taken or omitted by the LOC Banks in good faith in connection with any Letter of Credit or any draft; except only that an LOC Bank shall be liable to the Company to the extent of damages suffered by the Company determined by final judgment in a court of competent jurisdiction to have been caused by (A) the LOC Bank's willful misconduct or gross negligence or (B) the LOC Bank's willful and wrongful failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit.

        Obligations Absolute. The Company's and the other Banks' obligations to reimburse any LOC Bank for a drawing made on a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the applicable Letter of Credit Documents, under any and all circumstances whatsoever; provided, however, that payment of such drawing by the LOC Bank shall not have constituted gross negligence or willful misconduct of such LOC Bank.

        Reporting and Notices.

          HSBC shall provide to Agent, weekly, a report in reasonable detail showing outstanding Letters of Credit issued by HSBC for the account of the Company.

          If, upon receipt of the notification from the Company specified in section 1.4(a), the Agent determines that (i) any Default or Event of Default has occurred and is continuing, or (ii) the issuance of a Letter of Credit for the account of the Company would cause the aggregate amount of outstanding Revolving Credit Loans to exceed the maximum amount permitted by section 1.1 or the aggregate amount of Letters of Credit outstanding to exceed the limit provided in section 1.4(a), then the Agent shall so notify each LOC Bank within 24 hours of Agent's receipt of such notification.

      Use of Proceeds. The Company represents, warrants and agrees that:

        The proceeds of the Loans made hereunder will be used solely for the following purposes: repayment at maturity of Commercial Paper (to the extent necessary) and for other general corporate purposes.

        No part of the proceeds of any Loan made hereunder will be used to "purchase" or "carry" any "margin stock" or to extend credit to others for the purpose of "purchasing" or "carrying" any "margin stock" (as such terms are defined in the Regulation U of the Board of Governors of the Federal Reserve System), and the assets of the Company and its Subsidiaries do not include, and neither the Company nor any Subsidiary has any present intention of acquiring, any such security.

      Commitment Fee. The Company shall pay to the Agent for the account of the Banks, pro rata according to their respective Percentage Interests, a commitment fee computed at a rate per annum equal to 0.15% on the difference existing from time to time between (a) the Aggregate Commitment, and (b) the outstanding unpaid principal balance of Revolving Credit Loans. Such fee shall be payable quarterly in arrears on the first day of each calendar quarter.

      Utilization Fee. For such periods as the amount of outstanding Revolving Credit Loans is greater than 50% of the Aggregate Commitment, the Company shall pay to the Agent for the account of the Banks, pro rata according to their respective Percentage Interests, a utilization fee computed at a rate per annum equal to 0.25% on the outstanding unpaid principal balance of Revolving Credit Loans. Such fee shall be payable quarterly in arrears on the first day of each calendar quarter.

      Termination or Reduction. The Company shall have the right, upon five Business Days' prior written notice to each Bank, to ratably reduce in part the Aggregate Commitment, provided, however, that (i) each partial reduction of the Aggregate Commitment shall be in the amount of $1,000,000 or an integral multiple thereof, and (ii) no reduction shall reduce the Aggregate Commitment to an amount less than the sum of (A) the aggregate principal amount of outstanding Revolving Credit Loans, (B) the aggregate principal amount of outstanding Swingline Loans, (C) the aggregate amount of outstanding Letter of Credit Obligations and (D) the aggregate face amount of outstanding Commercial Paper. Subject to the limitations of the preceding sentence, the Aggregate Commitment may be terminated in whole at any time upon five Business Days' prior written notice to each Bank.

      Commercial Paper.

        The Company may issue Commercial Paper from time to time, including sales of Commercial Paper through the Agent acting as placement agent pursuant to separate agreements between the Company and the Agent. The aggregate face amount of all outstanding Commercial Paper shall not at any time exceed the amount by which the Aggregate Commitment exceeds the sum of (i) the aggregate principal amount of outstanding Revolving Credit Loans, (ii) the aggregate principal amount of outstanding Swingline Loans, and (iii) the aggregate amount of outstanding Letter of Credit Obligations.

        The Company will give written notice to the Agent in the form of Part 2 of Exhibit 2.2 hereto on each Business Day on which there is any increase in the aggregate outstanding face amount of Commercial Paper setting forth the aggregate principal amount of all Commercial Paper then outstanding after giving effect to all Commercial Paper transactions taking place on such Business Day.

      Extension of Termination Date. At least 30 days but not more than 60 days prior to the Termination Date, the Company, by written notice to the Agent, may request an extension of the Termination Date for an additional period of 364 days. Such written notice shall include a certificate signed by an officer of the Company stating that (i) the representations and warranties contained in Article IV are true and correct on as of the date of such written notice and (ii) no Default or Event of Default has occurred and is continuing. The Agent shall promptly notify each Bank of such request, and each Bank shall in turn, in its sole discretion, within 14 days after receipt of such notice from the Agent, notify the Company and the Agent in writing as to whether such Bank will consent to such extension. If any Bank shall fail to notify the Agent and the Company in writing of its consent to any such request for extension of the Termination Date by such time, such Bank shall be deemed to have not consented to such extension request. The Agent shall notify the Company on or prior to the scheduled Termination Date of the decision of the Banks regarding the Company's request for an extension of the Termination Date. If all the Banks consent in writing to such request as provided above, the Termination Date shall, effective as at the scheduled Termination Date set forth in section 1.1 (or such later date to which the Termination Date shall have previously been extended pursuant to this section), be automatically extended for a period of 364 days; provided that on such date the applicable conditions set forth in section 3.1 shall be satisfied.

  ADMINISTRATION OF CREDIT

      Elective Rates of Interest on Loans. The unpaid principal balance of the Notes may be comprised of Variable Rate Loans and/or Adjusted LIBOR Rate Loans as elected by the Company from time to time in accordance with the procedures set forth below; provided, however, that each Adjusted LIBOR Rate Loan must be in a minimum amount of $5,000,000 and in increments of $250,000 above that amount; provided, further, that no election of an Adjusted LIBOR Rate Loan shall become effective if any Default or Event of Default has occurred and is continuing; and provided, further, that no more than ten (10) different Interest Periods for Adjusted LIBOR Rate Loans may be outstanding at any one time. Each notice of election of an Adjusted LIBOR Rate Loan shall be irrevocable. Swingline Loans shall at all times bear interest at the Variable Rate or, at the Company's election, such other rate quoted to the Company by the Swingline Lender when a Swingline Loan is requested.

      Borrowing Procedure. The Company will request a Loan hereunder by written notice in the form of Exhibit 2.2 annexed hereto, or by telephonic notice (which notice shall be confirmed in writing if the Agent so requests), which notices will be irrevocable, to the Agent not later than 11:00 a.m., Milwaukee time, on the proposed Borrowing Date, or, in the case of an Adjusted LIBOR Rate Loan, not less than two Business Days before the proposed Borrowing Date. In the event of any inconsistency between the telephonic notice and the written confirmation thereof, the telephonic notice will control. Each such request will be effective upon receipt by the Agent and will specify (i) the amount of the requested Loan; (ii) the proposed Borrowing Date; (iii) whether such Loan will bear interest at the Variable Rate or at the Adjusted LIBOR Rate; and (iv) in the case of an Adjusted LIBOR Rate Loan, the Interest Period therefor.

      Upon its receipt of such notice from the Company, the Agent shall promptly give notice to the other Banks, each of which shall have its respective portion of the requested Loan available to the Agent in Milwaukee in immediately available funds not later than 2:00 p.m., Milwaukee time, on the Borrowing Date. Out of the funds received from each Bank for the making of the Loans hereunder, the Agent will make a Loan to the Company in such amount on behalf of such Banks. Notes and other required documents delivered to the Agent for the account of each Bank shall be promptly delivered to such Bank, or in accordance with instructions received from it, together with copies of such other documents received in connection with the borrowing as such Bank shall request.

      Unless the Agent shall have been notified by telephone, confirmed promptly thereafter in writing, by a Bank not later than 1:00 p.m., Milwaukee time, on a Borrowing Date that such Bank will not make available to the Agent such Bank's pro rata share of a requested Loan, the Agent may assume that such Bank has made such amount available to the Agent and, in reliance upon such assumption, make available to the Company on such Borrowing Date a corresponding amount. If and to the extent that such Bank, without giving such notice, shall not have so made such amount available to the Agent, such Bank and the Company severally agree to repay the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Agent made such amount available to the Company to the date such amount is repaid to the Agent, at (i) in the case of the Company, the rate applicable to such Loan, and (ii) in the case of such Bank, the Federal Funds Rate for each of the first three days (or fraction thereof) after the date of demand and the Variable Rate for each day (or fraction thereof) thereafter.

      Conversion. The Company may elect from time to time, subject to the terms and conditions of the Notes and this Agreement, to convert all or a portion of a Variable Rate Loan into an Adjusted LIBOR Rate Loan or to convert all or a portion of an Adjusted LIBOR Rate Loan into a Variable Rate Loan; provided, however, that any conversion of an Adjusted LIBOR Rate Loan will occur on the last day of the Interest Period applicable thereto.

      Automatic Conversion. A Variable Rate Loan will continue as a Variable Rate Loan unless and until converted into an Adjusted LIBOR Rate Loan. At the end of the applicable Interest Period for an Adjusted LIBOR Rate Loan, such Adjusted LIBOR Rate Loan will automatically be converted into a Variable Rate Loan unless the Company shall have given the Agent notice in accordance with section 2.5 requesting that, at the end of such Interest Period, all or a portion of such Adjusted LIBOR Rate Loan be continued as an Adjusted LIBOR Rate Loan for an additional Interest Period.

      Conversion and Continuation Procedure. The Company will give the Agent written notice in the form of Exhibit 2.5 annexed hereto, or telephonic notice (confirmed in writing if the Agent so requests), which notices will be irrevocable, of each conversion of a Variable Rate Loan or continuation of an Adjusted LIBOR Rate Loan not later than 10:00 a.m., Milwaukee time, on a Business Day which is not less than two Business Days before the date of the requested conversion or continuation, specifying (i) the requested date (which must be a Business Day) of such conversion or continuation; (ii) the amount of the Loan to be converted or continued; (iii) whether such Loan currently bears interest at the Variable Rate or the Adjusted LIBOR Rate; and (iv) the duration of the Interest Period to be applicable thereto.

      Basis for Determining Interest Rate Inadequate or Unfair. If with respect to an Interest Period for any Adjusted LIBOR Rate Loan:

        any Bank determines in good faith (which determination will be binding and conclusive on the Company) that by reason of circumstances affecting the London interbank market adequate and reasonable means do not exist for ascertaining the applicable Adjusted LIBOR Rate; or

        any Bank reasonably determines (which determination will be binding and conclusive on the Company) that the Adjusted LIBOR Rate will not adequately and fairly reflect the cost of maintaining or funding such Adjusted LIBOR Rate Loan for such Interest Period, or that the making or funding of Adjusted LIBOR Rate Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Bank materially affects Adjusted LIBOR Rate Loans;

      then, [a] such Bank will promptly notify the Company thereof, and [b] so long as such circumstances continue, such Bank will not be under any obligation to make any new Adjusted LIBOR Rate Loan so affected.

      Changes in Law Rendering Certain Loans Unlawful. In the event that any Regulatory Change should make it (or, in the good faith judgment of a Bank, should raise substantial questions as to whether it is) unlawful for such Bank to make, maintain or fund an Adjusted LIBOR Rate Loan, (i) such Bank will promptly notify each of the other parties hereto; (ii) the obligation of such Bank to make Adjusted LIBOR Rate Loans shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness; and (iii) upon such notice, any outstanding Adjusted LIBOR Rate Loan made by such Bank will automatically convert into a Variable Rate Loan to the extent that it is unlawful for such Bank to maintain such outstanding Adjusted LIBOR Rate Loan.

      Increased Costs. If any Regulatory Change,

        shall subject any Bank to any tax, duty or other charge with respect to any of its Loans or any Letter of Credit hereunder, or shall change the basis of taxation of payments to any Bank of the principal or interest on its Loans or Letters of Credit hereunder, or any other amounts due under this Agreement in respect of such Loans, or its obligation to make Loans or issue Letters of Credit hereunder (except for changes in the rate of tax on the overall net income of such Bank);

        shall impose, modify or make applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of the Adjusted LIBOR Rate), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank; or

        shall impose on any Bank any other condition affecting its Loans or Letters of Credit hereunder;

      and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D or any other analogous law, rule or regulation, to impose a cost on) such Bank of making or maintaining any Loans or issuing Letters of Credit hereunder, or to reduce the amount of any sum received or receivable by such Bank under this Agreement and any document or instrument related hereto; then upon notice from such Bank (which notice shall be sent to the Agent and the Company and shall be accompanied by a statement setting forth in reasonable detail the basis of such increased cost or other effect on the Loans or Letters of Credit), the Company shall pay directly to such Bank, on demand, such additional amount or amounts as will compensate such Bank for such increased cost or such reduction.

      Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans hereunder in any manner it sees fit.

      Capital Adequacy. If any Regulatory Change affects the treatment of any Loan or Letter of Credit hereunder of a Bank as an asset or other item included for the purpose of calculating the appropriate amount of capital to be maintained by such Bank or any corporation controlling such Bank and has the effect of reducing the rate of return on such Bank's or such corporation's capital as a consequence of the obligations of such Bank hereunder to a level below that which such Bank or such corporation could have achieved but for such Regulatory Change (taking into account such Bank's or such corporation's policies with respect to capital adequacy) by an amount deemed in good faith by such Bank to be material, then the Company shall pay to such Bank, on demand, such additional amount or amounts as will compensate such Bank or such corporation, as the case may be, for such reduction Such Bank shall submit, to the Agent and the Company, a statement as to the amount of such compensation, prepared in good faith and in reasonable detail. Each of the Banks represents to the Company that, as of the date hereof, it is not aware of any fact or circumstance that would give rise to a claim for compensation under this section 2.10.

      Limitation on Prepayment. A Variable Rate Loan may be prepaid at the option of the Company in whole or in part at any time without premium or penalty. An Adjusted LIBOR Rate Loan may be prepaid at any time at the option of the Company; provided, however, that prepayment prior to the last day of the Interest Period applicable thereto will require the payment by Company of the amount (if any) required by section 2.12. All prepayments shall be accompanied by interest accrued on the amount prepaid through the date of prepayment.

      Funding Losses. The Company hereby agrees that upon demand by any Bank (which demand shall be sent to the Agent and the Company and shall be accompanied by a statement setting forth in reasonable detail the basis for the calculations of the amount being claimed) the Company will indemnify such Bank against any loss or expense which such Bank may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain Adjusted LIBOR Rate Loans and any loss of anticipated return), as reasonably determined by such Bank, as a result of (i) any payment, prepayment or conversion of any Adjusted LIBOR Rate Loan on a date other than the last day of an Interest Period for such Loan whether not required by any other provisions of this Agreement, or (ii) any failure of the Company to obtain an Adjusted LIBOR Rate Loan on a Borrowing Date or to convert a Variable Rate Loan to an Adjusted LIBOR Rate Loan or to continue an Adjusted LIBOR Rate Loan at the end of any Interest Period, as specified by the Company in a notice to the Agent as set forth above.

      Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Bank pursuant to sections 2.6, 2.7, 2.8, 2.10 and 2.12 shall be rebuttably presumptive evidence of the correctness of the determinations and statements and shall be conclusive absent manifest error. The provisions of section 2.8, 2.10 and 2.12 shall survive the obligation of the Banks to extend credit under this Agreement and the repayment of the Loans; provided that the Company shall not be under any obligation to compensate any Bank under section 2.8 or 2.10 above with respect to increased costs or reductions arising from any period prior to the date that is three months prior to the date of such request if such Bank knew or could reasonably have been expected to be aware of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would in fact result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any law, regulation, rule, guideline or directive as aforesaid within such three-month period.

      Obligation of Banks to Mitigate; Replacement of Bank.

        Each Bank agrees that, as promptly as practicable after the officer of such Bank responsible for administering the Loans of such Bank becomes aware of the occurrence of an event or the existence of a condition that would entitle such Bank to receive payments under section 2.8, 2.10 or 2.12, it will, to the extent not inconsistent with the internal policies of such Bank and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitment of such Bank or the affected Loans of such Bank through another lending office of such Bank, or (ii) take such other measures as such Bank may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Bank pursuant to section 2.8, 2.10 or 2.12 would be materially reduced and if, as determined by such Bank in its sole discretion, the making, issuing, funding or maintaining of such Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitment or Loans or the interests of such Bank.

        If the Company receives a notice from a Bank pursuant to section 2.6, 2.7, 2.8, 2.10 or 2.12, so long as (i) no Default or Event of Default shall have occurred and be continuing and the Company has obtained a commitment from one or more of the Banks or another financial institution acceptable to the Company and the Agent to purchase at par such Bank's Loans, Commitment and other obligations and to assume all obligations of the Bank to be replaced, (ii) at such time the Bank to be replaced is not an LOC Bank with respect to any Letters of Credit outstanding and (iii) such Bank to be replaced is unwilling to withdraw the notice delivered to the Company, upon 30 days' prior written notice to such Bank and Agent, the Company may require the Bank giving such notice to assign all of its Loans, Commitment and other obligations to such other financial institution; provided that, prior to or concurrently with such replacement, the Company has paid to the Bank giving such notice all amounts under sections 2.8, 2.10 and 2.12 through such date of replacement.

      Computations of Interest. Computations of interest due on Variable Rate Loans will be based on a 365 or 366 day year, as appropriate, using the actual number of days occurring in the period for which such interest is payable. All other computations of interest and other amounts due under the Notes and fees and other amounts due under this Agreement will be based on a 360-day year using the actual number of days occurring in the period for which such interest, fees or other amounts are payable.

      Payments. Interest on all Loans will be due and payable (i) in the case of a Variable Rate Loan, monthly in arrears beginning on the first Business Day of the month following the month in which the Company obtains such Variable Rate Loan and on the first Business Day of each month thereafter; (ii) in the case of an Adjusted LIBOR Rate Loan, on the last Business Day of the applicable Interest Period, provided that if such Interest Period is longer than three months, such interest shall be paid at each three-month interval during such Interest Period; and (iii) in the case of any Loan, at the respective maturity of such Loan, whether by acceleration or otherwise. All payments and prepayments of principal, interest and fees (other than Agent's fees) under this Agreement and the Notes shall be made to the Agent prior to 1:00 p.m., Milwaukee time, in immediately available funds for the ratable account of the Banks and the holders of the Notes then outstanding, as appropriate. All payments and prepayments of principal and all payments of interest, fees and other amounts payable hereunder shall be made by the Company without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

      Application of Payments. The Agent shall promptly distribute to each such Bank or holder pro rata the amount of principal, interest or fees (other than Agent's Fees) received by the Agent for the account of such holder. Any payment to the Agent for the account of a Bank or a holder of a Note under this Agreement shall constitute a payment by the Company to such Bank or holder of the amount so paid to the Agent, and any Notes or portions thereof so paid shall not be considered outstanding for any purpose after the date of such payment to the Agent.

      Pro Rata Treatment. In the event that any Bank shall receive from the Company or any other source (other than the sale of a participation to another commercial lender in the ordinary course of business) any payment (other than a payment of Agent's fees) of, on account of, or for any obligation of the Company hereunder or under the Notes (whether pursuant to the exercise of any right of set off, banker's lien, realization upon any security held for or appropriated to such obligation, counterclaim or otherwise) other than as above provided, then such Bank shall immediately purchase, without recourse and for cash, an interest in the obligations of the same nature held by the other Banks so that each Bank shall thereafter have a percentage interest in all of such obligations equal to the percentage interest which such Bank held in the Notes outstanding immediately before such payment; provided, that if any payment so received shall be recovered in whole or in part from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Company specifically acknowledges and consents to the preceding sentence.

      Interest Following Event of Default. From and after the occurrence and during the continuance of an Event of Default, the unpaid principal amount of all Loans and all other amounts due and unpaid under this Agreement and the Notes will bear interest until paid computed at a rate equal to 2% per annum in excess of the rate or rates otherwise payable hereunder (the "Default Rate").

      Deposits; Set Off. If any Event of Default occurs hereunder, each Bank may offset and apply any such security toward the payment of the Note or Notes held by such Bank, whether or not such Note or Notes, or any part thereof, shall then be due. Promptly upon its charging any account of the Company pursuant to this section, such Bank shall give the Company notice thereof.

  CONDITIONS OF BORROWING

  Without limiting any of the other terms of this Agreement, none of the Banks shall be required to make any Loan to the Company hereunder or issue any Letter of Credit unless each of the following conditions has been satisfied:

      Representations. The representations and warranties contained in Article IV hereof continue to be true and correct in all material respects on the date of such Loan and no Default or Event of Default hereunder shall have occurred and be continuing.

      Insurance Certificate. Prior to the initial Loan the Banks shall have received satisfactory evidence that the Company maintains hazard and liability insurance coverage reasonably satisfactory to the Banks.

      Form U-1. Prior to the initial Loan the Company shall have executed and delivered to the Agent a Federal Reserve Form U-l provided for in Regulation U of the Board of Governors of the Federal Reserve System, and the statements made therein shall be such, in the reasonable opinion of the Banks, as to permit the transactions contemplated hereby without violation of Regulation U.

      Counsel Opinion. Prior to the initial Loan the Banks shall have received from Company's counsel satisfactory opinions as to such matters relating to the Company and its Subsidiaries, the validity and enforceability of this Agreement, the Loans to be made hereunder and the other documents required by this Article III as the Banks shall reasonably require. The Company shall execute and/or deliver to the Banks or their respective counsel such documents concerning its corporate status and the authorization of such transactions as may be requested.

      Proceedings Satisfactory. All proceedings taken in connection with the transactions contemplated by this Agreement, and all instruments, authorizations and other documents applicable thereto, shall be satisfactory in form and substance to the Banks and their respective counsel.

      Violation of Environmental Laws. In the reasonable opinion of the Banks there shall not exist any uncorrected violation by the Company or any Subsidiary of an Environmental Law or any condition which requires, or may require, a cleanup, removal or other remedial action by the Company or any Subsidiary under any Environmental Laws costing $2,500,000 or more in the aggregate.

      Fees. The Agent shall have received the fees required pursuant to the fee letter of even date herewith between the Company and the Agent.

      Guaranty. The Guarantor shall have executed and delivered to the Agent for the benefit of the Banks a guaranty agreement in the form attached hereto as Exhibit 5.4 (the "Guaranty"). Within ten (10) Business Days after the Closing Date, the Company shall: (i) cause Guarantor's counsel to deliver a satisfactory opinion as to such matters relating to the Guarantor, the validity and enforceability of the Guaranty, and the other documents required by this Article III as the Banks shall reasonably require; and (ii) cause the Guarantor to execute and/or deliver to the Agent such documents concerning its corporate status and the authorization of such transactions as may be requested.

      Back-up Letters of Credit. U.S. Bank shall have issued a Letter of Credit for the benefit of the issuer of outstanding commercial letters of credit under the 1999 Credit Agreement in an amount equal to the aggregate sum of the largest drafts which could, on the Closing Date or thereafter, be drawn under such letters of credit.

  REPRESENTATIONS AND WARRANTIES

  In order to induce the Banks to make the Loans as provided herein, the Company represents and warrants to the Banks as follows:

      Organization. The Company and each of its Subsidiaries is a corporation duly organized and existing in good standing under the laws of the jurisdiction under which it was incorporated, and has all requisite power and authority, corporate or otherwise, to conduct its business and to own its properties. Set forth in Schedule 4.1 is a complete and accurate list of all of its Subsidiaries, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the percentage of the outstanding shares of each class of capital stock owned (directly or indirectly) by the Company and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase, and similar rights. All of the outstanding stock of all of the Subsidiaries has been legally and validly issued, is fully paid and non-assessable except as provided by section 180.0622(2)(b) of the Wisconsin Business Corporation Law and its predecessor statute, as judicially interpreted, and is owned by the Company or one or more other Subsidiaries free and clear of all pledges, liens, security interests and other charges or encumbrances. The Company is duly licensed or qualified to do business in all jurisdictions in which such qualification is required, and failure to so qualify could have a material adverse effect on the property, financial condition or business operations of the Company.

      Authority. The execution, delivery and performance of this Agreement, the Notes and the documents required by Article III (the "Collateral Documents") are within the corporate powers of the Company, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Company, (ii) violate any provision of the articles of incorporation or by-laws of the Company or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Company or any Subsidiary; (iii) require the consent or approval of, or filing or registration with, any governmental body, agency or authority; or (iv) result in a breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of the Company or any Subsidiary pursuant to, any indenture or other agreement or instrument under which the Company or any Subsidiary is a party or by which it or its properties may be bound or affected. This Agreement constitutes, and each of the Notes and each of the Collateral Documents when executed and delivered hereunder will constitute, legal, valid and binding obligations of the Company or other signatory enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors' rights generally.

      Investment Company Act of 1940 and Public Utility Holding Company Act of 1935. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      Employee Retirement Income Security Act. All Plans are in compliance in all material respects with the applicable provisions of ERISA. Neither the Company nor any Subsidiary has incurred any material "accumulated funding deficiency" within the meaning of section 302(a)(2) of ERISA in connection with any Plan. There has been no Reportable Event for any Plan, the occurrence of which would have a materially adverse effect on the Company or any Subsidiary, nor has the Company or any Subsidiary incurred any material liability to the Pension Benefit Guaranty Corporation under section 4062 of ERISA in connection with any Plan. The Unfunded Liabilities of all Plans do not in the aggregate exceed $2,500,000.

      Financial Statements. The audited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of December 29, 2001, and the consolidated and consolidating statements of income and cash flow of the Company and its Subsidiaries for the year ended on that date, as prepared by the Company and certified by Arthur Andersen, LLP and heretofore furnished to the Banks, present fairly the financial condition of the Company and such Subsidiaries as of that date, and the results of their operations for the fiscal year ended on that date. Since December 29, 2001, there has been no material adverse change in the property, financial condition or business operations of the Company and its Subsidiaries, taken as a whole.

      Liens. The Company and each Subsidiary has good and marketable title to all of its assets, real and personal, free and clear of all liens, security interests, mortgages and encumbrances of any kind, except Permitted Liens. To the best of the Company's knowledge and belief, all owned and leased buildings and equipment of the Company and its Subsidiaries are in good condition, repair and working order in all material respects and conform in all material respects to all applicable laws, regulations and ordinances.

      Contingent Liabilities. Neither the Company nor any Subsidiary has any guarantees or other contingent liabilities outstanding (including, without limitation, liabilities by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), except those permitted by section 5.7 hereof.

      Taxes. Except as expressly disclosed in the financial statements referred to in section 4.5 above, neither the Company nor any Subsidiary has any material outstanding unpaid tax liability (except for taxes which are currently accruing from current operations and ownership of property, which are not delinquent), and no tax deficiencies have been proposed or assessed against the Company or any Subsidiary.

      Absence of Litigation. Neither the Company nor any Subsidiary is a party to any litigation or administrative proceeding, nor so far as is known by the Company is any litigation or administrative proceeding threatened against it or any Subsidiary, which in either case (i) challenges the Company's execution, delivery or performance of this Agreement, the Notes, or any of the Collateral Documents, (ii) could, if adversely determined, cause any material adverse change in the property, financial condition or the conduct of the business of the Company and its Subsidiaries taken as a whole, (iii) asserts or alleges the Company or any Subsidiary violated Environmental Laws, (iv) asserts or alleges that Company or any Subsidiary is required to cleanup, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, or (v) asserts or alleges that Company or any Subsidiary is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by Company or any Subsidiary, except with respect to violations, cleanups, removals and other remedial and response actions referred to clauses (iii), (iv) and (v) above which will cost the Company and its Subsidiaries less than $2,500,000 in the aggregate.

      Absence of Default. No event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of the Company or any Subsidiary the right to accelerate the maturity of any indebtedness of the Company or any Subsidiary for borrowed money, in each case in excess of $1,000,000. Neither the Company nor any Subsidiary is in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could materially adversely affect its property, financial condition or business operations.

      No Burdensome Agreements. Neither the Company nor any Subsidiary is a party to any agreement, instrument or undertaking, or subject to any other restriction, (i) which materially adversely affects the property, financial condition or business operations of the Company and its Subsidiaries taken as a whole, or (ii) under or pursuant to which the Company or any Subsidiary is or will be required to place (or under which any other person may place) a lien upon any of its properties securing indebtedness either upon demand or upon the happening of a condition, with or without such demand, other than Permitted Liens.

      Trademarks, etc. The Company and its Subsidiaries possess adequate trademarks, trade names, copyrights, patents, permits, service marks and licenses, or rights thereto, for the present and planned future conduct of their respective businesses substantially as now conducted, without any known conflict with the rights of others which might result in a material adverse effect on the Company and its Subsidiaries taken as a whole.

      Partnerships; Joint Ventures. Neither the Company nor any Subsidiary is a member of any partnership or joint venture except as permitted under section 5.4.

      Full Disclosure. No information, exhibit or report furnished by the Company or any Subsidiary to any Bank in connection with the negotiation or execution of this Agreement contained any material misstatement of fact as of the date when made or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date when made.

      Fiscal Year. The fiscal year of the Company and each Subsidiary ends on the Saturday which is closest to December 31 of each year.

      Environmental Conditions. To the Company's knowledge after reasonable investigation, there are no conditions existing currently or likely to exist during the term of this Agreement which would subject the Company or any Subsidiary to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by the Company or any Subsidiary, except for such matters which will cost the Company and its Subsidiaries less than $2,500,000 in the aggregate.

      Environmental Judgments, Decrees and Orders. Neither the Company nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of Environmental Laws and neither the Company nor any Subsidiary has been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any Environmental Laws, except for such matters which will cost the Company and its Subsidiaries less than $2,500,000 in the aggregate.

  NEGATIVE COVENANTS

  While any part of the credit granted to the Company is available and while any part of the principal of or interest on any Note remains unpaid or any Letter of Credit Obligation remains outstanding, the Company shall not do any of the following, or permit any Subsidiary to do any of the following, without the prior written consent of the Required Banks:

      Restriction of Indebtedness. Create, incur, assume or have outstanding any indebtedness for borrowed money or the deferred purchase price of any asset (including obligations under Capitalized Leases), except, with respect to the Company only:

          the Notes issued under this Agreement;

          indebtedness described in clause (v) of the definition of Permitted Liens in section 9.1, provided such indebtedness does not exceed an aggregate of $5,000,000 outstanding at any one time;

          unsecured indebtedness which is subordinated to the prior payment of the Company's obligations under this Agreement and the Notes in a manner satisfactory to the Banks;

          indebtedness in respect of Capitalized Leases, provided that the aggregate lease payments thereunder do not exceed $1,000,000 in any fiscal year of the Company;

          other indebtedness not exceeding $1,000,000 in aggregate principal amount at any time outstanding; and

          Commercial Paper in an aggregate face amount of not more than the amount permitted by section 1.9(a).

        With respect to Subsidiaries, any indebtedness payable to the Company or to another Subsidiary wholly-owned (directly or indirectly) by the Company.

      Restriction on Liens. Create or permit to be created or allow to exist any mortgage, pledge, encumbrance or other lien upon or security interest in any property or asset now owned or hereafter acquired by the Company or any Subsidiary, except Permitted Liens.

      Sale and Leaseback. Enter into any agreement providing for the leasing by the Company or a Subsidiary of property which has been or is to be sold or transferred by the Company or a Subsidiary to the lessor thereof, or which is substantially similar in purpose to property so sold or transferred, except for agreements relating to sales of property not exceeding $5,000,000 (in gross sales proceeds to the Company) in the aggregate.

      Acquisitions and Investments. Acquire any other business or make any loan, advance or extension of credit to, or investment in, any other person, corporation or other entity (including without limitation Subsidiaries, partnerships and joint ventures), including investments acquired in exchange for stock or other securities or obligations of any nature of the Company or any Subsidiary, except:

        investments in (i) bank repurchase agreements; (ii) savings accounts or certificates of deposit in a financial institution of recognized standing; (iii) obligations issued or fully guaranteed by the United States; (iv) prime commercial paper maturing within 90 days of the date of acquisition by the Company or a Subsidiary; and (v) other short-term fixed income investments of high credit quality selected by the Company;

        loans and advances made to employees and agents in the ordinary course of business, such as travel and entertainment advances and similar items;

        investments in the Company by a Subsidiary;

        credit extended to customers in the ordinary course of business;

        other investments outstanding on December 29, 2001, and shown on the financial statements referred to in section 4.5 above, provided that such investments shall not be increased;

        investments by the Company (whether by making a capital contribution, acquiring an equity interest or making a loan or other extension of credit) in a wholly-owned Subsidiary or by a wholly-owned Subsidiary in another wholly-owned Subsidiary;

        additional acquisitions and investments in present and future Subsidiaries and joint ventures, provided that all such acquisitions and investments (valued at original cost without regard to subsequent increases or decreases in the value thereof) shall not exceed (i) $15,000,000 in the aggregate and (ii) $5,000,000 with respect to any single entity; and

        for purposes of this section 5.4, the amount of any investment made with property other than cash shall be equal to the fair market value of such property as reasonably determined by the board of directors of the Company.

      Liquidation; Merger; Disposition of Assets. Liquidate or dissolve; or merge with or into or consolidate with or into any other corporation or entity except a merger of a wholly-owned Subsidiary into the Company or another wholly-owned Subsidiary; or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets or business (other than sales made in the ordinary course of business), or any stock of any Subsidiary, except for sales, leases, transfers or other dispositions to wholly-owned Subsidiaries to the extent permitted by section 5.4 (f) above.

      Accounts Receivable. Discount or sell with recourse, or sell for less than the face amount thereof, any of its notes or accounts receivable, whether now owned or hereafter acquired.

      Contingent Liabilities. Guarantee or become a surety or otherwise contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) for any obligations of others, except (i) pursuant to the deposit and collection of checks and similar items in the ordinary course of business, and (ii) other contingent liabilities in respect of obligations not exceeding an aggregate of $10,000,000 outstanding at any one time.

      Affiliates. Suffer or permit any transaction with any Affiliate, except on terms not less favorable to the Company or Subsidiary than would be usual and customary in similar transactions with non-affiliated persons.

      Dividends and Redemptions. Pay or declare any dividend, or make any other distribution on account of any shares of any class of its stock, or redeem, purchase or otherwise acquire directly or indirectly, any shares of any class of its stock, except for:

        dividends payable in shares of stock of the Company;

        dividends paid to the Company by a wholly-owned Subsidiary and dividends paid to a wholly-owned Subsidiary by a wholly-owned Subsidiary of such Subsidiary;

        redemptions of stock of the Company, provided that immediately after giving effect to any such redemption no Default or Event of Default shall exist; and

        cash dividends paid by the Company, provided that immediately after giving effect to any such dividend payment no Default or Event of Default shall exist.

  AFFIRMATIVE COVENANTS

  While any part of the credit granted to the Company is available and while any part of the principal of or interest on any Note remains unpaid or any Letter of Credit Obligation is outstanding, and unless waived in writing by the Required Banks, the Company shall:

      Financial Status. Maintain:

        At the end of each fiscal quarter, a Consolidated Fixed Charge Coverage Ratio for the four consecutive fiscal quarters then ended of at least 2.0 to 1.

        At the end of each fiscal quarter, a Consolidated Interest Coverage Ratio for the four consecutive fiscal quarters then ended of at least 3.0 to 1.

        At the end of each fiscal quarter, a Consolidated Debt to EBITDA Ratio for the four consecutive fiscal quarters then ended not greater than 1.0 to 1.

      Insurance. Maintain insurance in such amounts and against such risks as is customary by companies engaged in the same or similar businesses and similarly situated.

      Corporate Existence; Obligations. Do, and cause each Subsidiary to do, all things necessary to: (i) maintain its corporate existence (except for mergers permitted by section 5.5) and all rights and franchises necessary or desirable for the conduct of its business; (ii) comply in all material respects with all applicable laws, rules, regulations and ordinances, and all restrictions imposed by governmental authorities, including those relating to environmental standards and controls; and (iii) pay, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and other governmental charges against it or its property, and all of its other liabilities, except to the extent and so long as the same are being contested in good faith by appropriate proceedings in such manner as not to cause any material adverse effect upon its property, financial condition or business operations, with adequate reserves provided for such payments.

      Business Activities. Continue to carry on its business activities in substantially the manner such activities are conducted on the date of this Agreement and not make any material change in the nature of its business.

      Properties. Keep and cause each Subsidiary to keep its properties (whether owned or leased) in good condition, repair and working order, ordinary wear and tear and obsolescence excepted, and make or cause to be made from time to time all necessary repairs thereto (including external or structural repairs) and renewals and replacements thereof consistent with the exercise of its reasonable business judgment.

      Accounting Records; Reports. Maintain and cause each Subsidiary to maintain a standard and modern system for accounting in accordance with generally accepted principles of accounting consistently applied throughout all accounting periods and consistent with those applied in the preparation of the financial statements referred to in section 4.5; and furnish to the Agent such information respecting the business, assets and financial condition of the Company and its Subsidiaries as any Bank may reasonably request and, without request, furnish to the Agent:

        Within 45 days after the end of each of the first three quarters of each fiscal year of the Company (i) consolidated balance sheets of the Company and all of its Subsidiaries as of the close of such quarter and of the comparable quarter in the preceding fiscal year; and (ii) consolidated statements of income and cash flow of the Company and all of its Subsidiaries for such quarter and for that part of the fiscal year ending with such quarter and for the corresponding periods of the preceding fiscal year; all in reasonable detail and certified as true and correct (subject to audit and normal year-end adjustments) by the chief financial officer of the Company. Delivery by the Company of its quarterly report to the Securities and Exchange Commission on Form 10-Q for the relevant period will meet the financial information requirement of this section 6.6(a).

        As soon as available, and in any event within 90 days after the close of each fiscal year of the Company, a copy of the audit report for such year and accompanying consolidated financial statements of the Company and its Subsidiaries, as prepared by independent public accountants of recognized standing selected by the Company and reasonably satisfactory to the Required Banks, which audit report shall be accompanied by an opinion of such accountants, in form reasonably satisfactory to the Required Banks, to the effect that the same fairly present the financial condition of the Company and its Subsidiaries and the results of its and their operations as of the relevant dates thereof. Delivery by the Company of its annual report to the Securities and Exchange Commission on Form 10-K for the relevant period will meet the financial information requirement of this section 6.6(b).

        As soon as available, copies of all reports or materials submitted or distributed to shareholders of the Company or filed with the Securities and Exchange Commission or other governmental agency having regulatory authority over the Company or any Subsidiary or with any national securities exchange.

        Promptly, and in any event within 10 days after an officer of the Company has actual knowledge thereof a statement of the chief financial officer of the Company describing any Default or Event of Default hereunder, or any other event which, either of itself or with the lapse of time or the giving of notice or both, would constitute a default under any other material agreement to which the Company or any Subsidiary is a party, together with a statement of the actions which the Company proposes to take with respect thereto.

        (i) Promptly, and in any event within 30 days, after an officer of the Company acquires actual knowledge that any material Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of the Company setting forth details as to such Reportable Event and the action which the Company proposes to take with respect thereto, together with a copy of any notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to the Company, (ii) promptly after the filing thereof with the Internal Revenue Service, copies of each annual report with respect to each Plan administered by the Company and (iii) promptly after receipt thereof, a copy of any notice (other than a notice of general application) the Company, any Subsidiary or any member of the Controlled Group may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan administered by the Company.

      The financial statements referred to in (a) and (b) above shall be accompanied by a certificate by the chief financial officer of the Company demonstrating compliance with the covenants in section 6.1 during the relevant period and stating that, as of the close of the last period covered in such financial statements, no condition or event had occurred which constitutes a Default hereunder or which, after notice or lapse of time or both, would constitute a Default hereunder (or if there was such a condition or event, specifying the same). The Agent shall promptly furnish to each of the Banks (i) copies of the certificates delivered to the Agent pursuant to this paragraph, and (ii) copies of any statements delivered to the Agent pursuant to section 6.6(d) or (e) above.

      Inspection of Records. Permit representatives of the Banks at their own expense to visit and inspect any of the properties and examine any of the books and records of the Company and its Subsidiaries at any reasonable time and as often as may be reasonably desired.

      Compliance with Environmental Laws. Timely comply in all material respects, and cause each Subsidiary to comply in all material respects, with all applicable Environmental Laws.

      Orders, Decrees and Other Documents. Provide to the Agent, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by the Company or any Subsidiary or a cleanup, removal, remedial action, or other response by or on the part of the Company or any Subsidiary under Environmental Laws or which seeks damages or civil, criminal or punitive penalties from the Company or any Subsidiary for an alleged violation of Environmental Laws; provided, however, such documentation need not be delivered to the Agent unless and until the circumstances or conditions referred to therein will, individually or in the aggregate with any other such matters, likely result in costs to the Company and its Subsidiaries of $5,000,000 or more.

  DEFAULTS

      Defaults. The occurrence of any one or more of the following events shall constitute an "Event of Default":

        The Company shall fail to pay (i) any interest due on any Note, or any other amount payable hereunder (other than a principal payment on any Note or a Reimbursement Obligation) by five days after the same becomes due; or (ii) any principal amount due on any Note or any Reimbursement Obligation when due; the aggregate amount of outstanding Revolving Credit Loans, Letter of Credit Obligations, Swingline Loans and Commercial Paper shall at any time exceed the Aggregate Commitment; or the aggregate face amount of any outstanding Letters of Credit shall at any time exceed the maximum amount permitted by section 1.4(a);

        The Company shall default in the performance or observance of any agreement, covenant, condition, provision or term contained in Article V (other than section 5.8) or section 6.1 of this Agreement;

        The Company shall default in the performance or observance of any of the other agreements, covenants, conditions, provisions or terms in this Agreement or any Collateral Document and such default continues for a period of thirty days after written notice thereof is given to the Company by any of the Banks;

        Any representation or warranty made by the Company herein or any certificate delivered pursuant hereto, or any financial statement delivered to any Bank hereunder, shall prove to have been false in any material respect as of the time when made or given;

        The Company or any Subsidiary shall fail to pay as and when due and payable (whether at maturity, by acceleration or otherwise) all or any part of the principal of or interest on any indebtedness of or assumed by it, or of the rentals due under any lease or sublease, or of any other obligation for the payment of money, in each case where such payments aggregate $1,000,000 or more, and such default shall not be cured within the period or periods of grace, if any, specified in the instruments governing such obligations; or default shall occur under any evidence of, or any indenture, lease, sublease, agreement or other instrument governing such obligations, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such indebtedness or other obligation or the termination of such lease or sublease, unless the Company or such Subsidiary shall be contesting such default in good faith by appropriate proceedings;

        A final judgment which, together with all other outstanding final judgments against the Company and its Subsidiaries, or any of them, exceeds an aggregate of $1,000,000 shall be entered against the Company or any Subsidiary and shall remain outstanding and unsatisfied, unbonded, unstayed or uninsured after 60 days from the date of entry thereof;

        The Company or any Subsidiary shall: (i) become insolvent; or (ii) be unable, or admit in writing its inability to pay its debts as they mature; or (iii) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; or (iv) become the subject of an "order for relief" within the meaning of the United States Bankruptcy Code; or (v) become the subject of a creditor's petition for liquidation, reorganization or to effect a plan or other arrangement with creditors; or (vi) apply to a court for the appointment of a custodian or receiver for any of its assets; or (vii) have a custodian or receiver appointed for any of its assets (with or without its consent); or (viii) otherwise become the subject of any insolvency proceedings or propose or enter into any formal or informal composition or arrangement with its creditors;

        This Agreement, any Note or any Collateral Document shall, at any time after their respective execution and delivery, and for any reason, cease to be in full force and effect or be declared null and void, or be revoked or terminated, or the validity or enforceability thereof or hereof shall be contested by the Company, or the Company shall deny that it has any or further liability or obligation thereunder or hereunder, as the case may be;

        Any Reportable Event, which the Required Banks determine in good faith to constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, and in case of any event described in the preceding provisions of this subsection (i) the Required Banks determine in good faith that the aggregate amount of the Company's liability to the Pension Benefit Guaranty Corporation under ERISA shall exceed $1,000,000 and such liability is not covered, for the benefit of the Company, by insurance; or

        A Change of Control.

      Termination of Aggregate Commitment and Acceleration of Obligations. Upon the occurrence of any Event of Default:

        As to any Event of Default (other than an Event of Default under section 7.1(g)) and at any time thereafter, and in each case, the Required Banks (or the Agent with the written consent of the Required Banks) may, by written notice to the Company, immediately terminate the obligation of the Banks to make Loans and issue Letters of Credit hereunder and declare the unpaid principal balance of the Notes, together with all interest accrued thereon, to be immediately due and payable; and the unpaid principal balance of such Notes and all unreimbursed amounts drawn on Letters of Credit, together with all interest accrued thereon and all accrued fees and other amounts due hereunder, shall thereupon be due and payable without further notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary herein or in the Notes contained;

        As to any Event of Default under section 7.1(g), the obligation of the Banks to make Loans and issue Letters of Credit hereunder shall immediately terminate and the unpaid principal balance of all Notes and all unreimbursed amounts drawn on Letters of Credit, together with all interest accrued thereon and all accrued fees and other amounts due hereunder, shall immediately and forthwith be due and payable, all without presentment, demand, protest, or further notice of any kind, all of which are hereby waived, notwithstanding anything to the contrary herein or in the Notes contained;

        As to each Event of Default, the Banks shall have all the remedies for default provided by the Collateral Documents, as well as applicable law.

        In the event that the unpaid principal balance of the Notes becomes immediately due and payable pursuant to this section 7.2, the Company shall pay to the appropriate LOC Bank the sum of the largest drafts which could then or thereafter be drawn under all outstanding Letters of Credit, which sum the LOC Bank may hold for the account of the Company, without interest, for the purpose of paying any draft presented, with the excess, if any, to be returned to the Company upon termination or expiration of such Letters of Credit.

  THE AGENT

      Appointment and Powers. Each of the Banks hereby appoints U.S. Bank as Agent for the Banks hereunder, and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers as are specifically delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties of the Agent shall be entirely ministerial; the Agent shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Notes or any related document, or to enforce such performance, or to inspect the property (including the books and records) of the Company or any of its subsidiaries; and the Agent shall not be required to take any action which exposes the Agent to personal liability (unless indemnification with respect to such action satisfactory to the Agent in its sole discretion is provided to the Agent by the Required Banks) or which is contrary to this Agreement or the Notes or applicable law. U.S. Bank agrees to act as Agent upon the express terms and conditions contained in this Article VIII.

      Responsibility. The Agent (i) makes no representation or warranty to any Bank and shall not be responsible to any Bank for any oral or written recitals, reports, statements, warranties or representations made in or in connection with this Agreement or any Note; (ii) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency, collectability or value of this Agreement or any Note or any other instrument or document furnished pursuant thereto; (iii) may treat the payee of any Note as the owner thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (iv) may execute any of its duties under this Agreement by or through employees, agents and attorneys in fact and shall not be answerable for the default or misconduct of any such employee, agent or attorney in fact selected by it with reasonable care; (v) may (but shall not be required to) consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with advice of such counsel, accountants or experts; (vi) shall be entitled to rely upon any note, notice, consent, waiver, amendment, certificate, affidavit, letter, telegram, telex, cable or other document or communication believed by it to be genuine and signed or sent by the proper party or parties, and may rely on statements contained therein without further inquiry or investigation. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the Notes, except for its or their own gross negligence or willful misconduct.

      Agent's Indemnification. The Banks agree to indemnify and reimburse the Agent (to the extent not reimbursed by the Company), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent as such in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, administration or enforcement of, or the preservation of any rights under, this Agreement to the extent that the Agent is not reimbursed for such expenses by the Company.

      Rights as a Lender. With respect to its Commitment and the Notes issued to it, U.S. Bank, in its individual capacity as a Bank, shall have, and may exercise, the same rights and powers under this Agreement and the Notes payable to it as any other Bank has under this Agreement and Notes, and the terms "Bank" and "Banks", unless the context otherwise requires, shall include U.S. Bank in its individual capacity as a Bank. U.S. Bank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, the Company or any of its Subsidiaries and any person, firm or corporation who may do business with or own securities of the Company or any Subsidiary, all as if it were not the Agent, and without any duty to account therefor to the Banks.

      Credit Investigation. Each of the Banks severally represents and warrants to each of the other Banks and to the Agent that it has made its own independent investigation and evaluation of the financial condition and affairs of the Company and its Subsidiaries in connection with such Bank's execution and delivery of this Agreement and the making of its Loans and has not relied on any information or evaluation provided by any other Bank or the Agent in connection with any of the foregoing (other than information provided by the Company to the Agent for transmittal to the Banks in connection with the foregoing); and each Bank represents and warrants to each other Bank and to the Agent that it shall continue to make its own independent investigation and evaluation of the credit-worthiness of the Company and its Subsidiaries while the Commitments and/or the Notes are outstanding.

      Compensation. The Agent shall receive such compensation for its services as Agent under this Agreement as may be agreed from time to time by the Company and the Agent.

  MISCELLANEOUS

      Accounting Terms; Definitions. Except as otherwise provided, all accounting terms shall be construed in accordance with generally accepted accounting principles consistently applied and consistent with those applied in the preparation of the financial statements referred to in section 4.5, and financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles. As used herein:

        the term "Adjusted LIBOR Rate" means, for any Interest Period with respect to an Adjusted LIBOR Rate Loan, a rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

Adjusted LIBOR Rate =	LIBOR Rate	+ 0.75% per annum
1 - LIBOR Reserve Requirement

        the term "Adjusted LIBOR Rate Loan" means all or part of any Loan which bears interest at or by reference to the Adjusted LIBOR Rate.

        the term "Affiliate" means, with respect to any Person, any other Person, which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

        the term "Aggregate Commitment" is defined in section 1.1.

        the term "Borrowing Date" means each date (which must be a Business Day) on which Loans are made to the Company or on which any Loan bearing interest at one rate is converted into a Loan bearing interest at another rate or is continued.

        the term "Business Day" means any date other than a Saturday, Sunday or other day on which banks in the States of Wisconsin, Illinois and Minnesota are required or authorized to close; provided, however, that for purposes of determining the applicable Interest Period for an Adjusted LIBOR Rate Loan, references to Business Day will include only those days on which dealings in United States Dollar deposits are carried out by United States financial institutions in the London interbank market.

        the term "Capitalized Lease" means any lease which is capitalized on the books of the lessee, or should be so capitalized under generally accepted accounting principles.

        the term "Change of Control" means any event or series of events resulting in the Members of the Wyman and Hyde Families failing to own, directly or indirectly, with full power to vote or to direct the voting of an aggregate of more than fifty percent (50%) of the voting power of the Class B Common Stock of the Company (or any class or series having equivalent rights, powers and preferences). As used herein, the term "Members of the Wyman and Hyde Families" means the descendants of Earl W. Wyman, their spouses and children, together with any and all trusts of which they are beneficiaries; partnerships, limited partnerships or limited liability partnerships in which they, or entities 100% owned by them, are partners; limited liability companies in which they, or entities 100% owned by them, are members; or charitable not-for-profit foundations of which they have voting control.

        the term "Closing Date" means November 1, 2002 or such other date agreed to by the Company and the Banks.

        the term "Collateral Documents" is defined in section 4.2.

        the term "Commercial Paper" means all short-term, unsecured, unrated corporate debt obligations (commonly known as commercial paper) issued by the Company from time to time, including sales of commercial paper through the Agent hereunder acting as placement agent pursuant to separate agreements between the Company and the Agent.

        the term "Commitment" is defined in section 1.1.

        the term "Consolidated Debt to EBITDA Ratio" means, for any period, the relationship, expressed as a numerical ratio; between:

            Consolidated Total Debt as of the end of such period, and

            EBITDA for such period,

        all as determined in accordance with generally accepted accounting principles applied on a consolidated basis to the Company and its Subsidiaries.

        the term "Consolidated Fixed Charge Coverage Ratio" means, for any period, the relationship, expressed as a numerical ratio, between:

            EBITDA of the Company and its Subsidiaries for such period, less the sum of income and other taxes paid in such period and cash dividends and other cash distributions in respect of capital stock paid in such period, and the sum of (A) net interest expense on indebtedness of the Company and its Subsidiaries (including the interest component of Capitalized Leases) for such period, (B) scheduled principal payments on indebtedness of the Company and its Subsidiaries during such period, and (C) the principal component of required payments in respect of Capitalized Leases during such period, all as determined in accordance with generally accepted accounting principles applied on a consolidated basis to the Company and its Subsidiaries.

        the term "Consolidated Interest Coverage Ratio: means, for any period, the relationship, expressed as a numerical ratio, between:

            EBIT of the Company and its Subsidiaries for such period, and net interest expense on indebtedness of the Company and its Subsidiaries (including the interest component of Capitalized Leases) for such period,

        all as determined in accordance with generally accepted accounting principles applied on a consolidated basis to the Company and its Subsidiaries.

        the term "Consolidated Net Earnings" means:

            all revenues and income derived from operations in the ordinary course of business (excluding extraordinary gains and profits upon the disposition of investments and fixed assets),

            Minus:

            all expenses and other proper charges against income (including payment or provision for all applicable income and other taxes, but excluding extraordinary losses and losses upon the disposition of investments and fixed assets), all as determined in accordance with generally accepted accounting principles as applied on a consolidated basis to the Company and its Subsidiaries.

        the term "Consolidated Total Debt" means all of the following determined on a consolidated basis with respect to the Company and its Subsidiaries in accordance with generally accepted accounting principles: (i) indebtedness for borrowed money, (ii) obligations representing the deferred purchase price of property or services other than (x) accounts payable arising in the ordinary course of business on terms customary in the trade and (y) obligations related to employee benefit plans and deferred compensation plans of the Company, (iii) obligations evidenced by notes, bonds, acceptances, or other instruments or arising in connection with letters of credit issued for the account of the Company or a Subsidiary, (iv) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by the Company or a Subsidiary and (v) Capitalized Leases.

        the term "Controlled Group" means a controlled group of corporations as defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which the Company is a part.

        the term "Default" means any condition or event which with the passage of time or the giving of notice or both would constitute an Event of Default.

        the term "EBIT" means, for any period, Consolidated Net Earnings of the Company for such period plus the sum of the following (all to the extent deducted in arriving at such Consolidated Net Earnings for such period): (A) net interest expense on indebtedness of the Company and its Subsidiaries (including the interest component of Capitalized Leases) for such period, and (B) payment or provision for income and other taxes for such period, all as determined in accordance with generally accepted accounting principles applied on a consolidated basis to the Company and its Subsidiaries.

        the term "EBITDA" means, for any period, Consolidated Net Earnings of the Company for such period plus the sum of the following (all to the extent deducted in arriving at such Consolidated Net Earnings for such period): (A) depreciation, amortization and all other non-cash deductions arising in the normal course of operations and shown on the Company's financial statements for such period, (B) net interest expense on indebtedness of the Company and its Subsidiaries (including the interest component of Capitalized Leases) for such period and (C) payment or provision for income and other taxes for such period, all as determined in accordance with generally accepted accounting principles as applied on a consolidated basis to the Company and its Subsidiaries.

        the term "Eligible Assignee" means (a) a Bank; (b) an Affiliate of a Bank; and (c) any other Person approved by the Agent, each LOC Bank and the Company (such approval not to be unreasonably withheld or delayed); provided that (i) the Company's consent shall not be required during the existence and continuation of an Event of Default, (ii) approval by the Company shall be deemed given if no objection is received by the assigning Bank and the Agent from the Company within five Business Days after notice of such proposed assignment has been received by the Company; and (iii) neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee.

        the term "Environmental Audit" means a review for the purpose of determining whether the Company and each Subsidiary complies with Environmental Laws and whether there exists any condition or circumstance which requires or will require a cleanup, removal, or other remedial action under Environmental Laws on the part of the Company or any Subsidiary including, but not limited to, some or all of the following:

            on site inspection including review of site geology, hydrogeology, demography, land use and population;

            taking and analyzing soil borings and installing ground water monitoring wells and analyzing samples taken from such wells;

            taking and analyzing of air samples and testing of underground tanks;

            reviewing plant permits, compliance records and regulatory correspondence, and interviewing enforcement staff at regulatory agencies;

            reviewing the operations, procedures and documentation of the Company and its Subsidiaries; and

            interviewing past and present employees of the Company and its Subsidiaries.

        the term "Environmental Laws" means all federal, state and local laws including rules of common law, statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or hazardous substances including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

        the term "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

        the term "Event of Default" is defined in section 7.1.

        the term "Federal Funds Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions conducted by brokers in federal funds, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. In the case of a day which is not a Business Day, the Federal Funds Rate for such day shall be the Federal Funds Rate for the preceding Business Day.

        the term "Guarantor" means OshKosh B'Gosh Investments, Inc.

        the term "Guaranty" is defined in section 3.8.

        the term "Interest Period" means with respect to each Adjusted LIBOR Rate Loan, the period commencing on the applicable Borrowing Date and ending one, two, three or six months thereafter, as specified by the Company in the related notice of borrowing pursuant to section 2.2, and with respect to a Variable Rate Loan converted to an Adjusted LIBOR Rate Loan, or in the case of a continuation of an Adjusted LIBOR Rate Loan for an additional Interest Period, the period commencing on the date of such conversion or continuation and ending one, two, three or six months thereafter, as specified by the Company in the related notice pursuant to section 2.5, provided that:

            any Interest Period which would otherwise end on a day which is not a Business Day will be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period will end on the immediately preceding Business Day;

            any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in a calendar month at the end of such Interest Period) will, subject to clause (3) below, end on the last Business Day of a calendar month; and

            in no event may any Interest Period extend beyond the Termination Date.

        the term "Letter of Credit" is defined in section 1.4(a).

        the term "Letter of Credit Documents" means any letter of credit applications, reimbursement agreements and other documents and agreements entered into by the Company and the applicable LOC Bank in connection with the issuance of a Letter of Credit.

        the term "Letter of Credit Obligations" means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

        the term "LIBOR Rate" means, for any Interest Period with respect to an Adjusted LIBOR Rate Loan, the per annum rate of interest determined by the Agent to be the arithmetic average (rounded upward, if necessary, to the nearest 1/100 of 1%) of the offered rates for deposits in United States dollars for the applicable Interest Period which appear on the Telerate Screen Page 3750 (or such other page of Telerate or such other service on which the appropriate information may be displayed), on the electronic communications terminals in the Agent's money center, as of 11 a.m., London time, on the Business Day which is two Business Days before the applicable Borrowing Date ("Calculation Date"), except as provided below. If fewer than two offered rates appear for the applicable Interest Period or if the appropriate screen is not accessible as of such time, or if the Agent determines that such offered rates will not adequately and fairly reflect the Banks' cost of funding or maintaining such Adjusted LIBOR Rate Loan for such Interest Period, the term "LIBOR Rate" shall mean the per annum rate of interest determined by the Agent to be the average (rounded up, if necessary, to the nearest 1/100 of 1%) of the rates at which deposits in U.S. dollars are offered to the Agent by four major banks in the offshore interbank market, as selected by the Agent ("Reference Banks"), at approximately 12:00 noon, Milwaukee time, on the Calculation Date for the applicable Interest Period and in an amount equal to the principal amount of the applicable Adjusted LIBOR Rate Loan. The Agent will request the principal offshore office of each of such Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the applicable rate will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the applicable rate will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Agent, at approximately 1:00 p.m., New York City time, on the Calculation Date for Loans in United States Dollars to leading European banks for the applicable Interest Period and in an amount equal to the principal amount of the applicable Adjusted LIBOR Rate Loan.

        the term "LIBOR Reserve Requirement" means, for any Interest Period with respect to an Adjusted LIBOR Rate Loan, the stated maximum rate of all reserve requirements (including all basic, supplemental, marginal, emergency and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Interest Period) that is specified on the first day of such Interest Period by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board of Governors) applicable to the class of banks of which any Bank is a member.

        the term "Loans" means Revolving Credit Loans and Swingline Loans.

        the term "LOC Bank" is defined in section 1.4(a).

        the term "Multiemployer Plan" means a multiemployer pension plan within the meaning of the Multiemployer Pension Plan Amendment Act, as amended from time to time.

        the term "Notes" shall mean, collectively, the Revolving Credit Notes and the Swingline Note.

        the term "Percentage Interests" shall mean the respective interests of the Banks in the Aggregate Commitment and the outstanding principal amount of Loans made under this Agreement, as set forth on Appendix A, subject to adjustment from time to time on account of assignments made pursuant to section 9.11.

        the term "Permitted Liens" means:

              liens outstanding on December 29, 2001, and shown or reflected on the financial statements referred to in section 4.5 above;

              liens for taxes, assessments or governmental charges, and liens incident to construction, which are either not delinquent or are being contested in good faith by the Company or a Subsidiary by appropriate proceedings which will prevent foreclosure of such liens, and against which adequate reserves have been provided; and easements, restrictions, minor title irregularities and similar matters which have no adverse effect as a practical matter upon the ownership and use of the affected property by the Company or any Subsidiary;

              liens or deposits in connection with worker's compensation or other insurance or to secure customs' duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule as a condition to the transaction of business or the exercise of any right, privilege or license; or other liens or deposits of a like nature made in the ordinary course of business; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Company secured by any stay or appeal bond shall not exceed $10,000,000 at any one time outstanding; and

              purchase money liens on property (other than inventory) acquired in the ordinary course of business, to finance or secure a portion of the purchase price thereof, and liens on property acquired existing at the time of acquisition; provided that in each case such lien shall be limited to the property so acquired and the liability secured by such lien does not exceed either the purchase price or the fair market value of the asset acquired and the indebtedness secured by such lien is permitted by section 5.1(4).

        the term "Person" means any individual, partnership, joint venture, firm, corporation, association, trust, limited liability company or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

        the term "Plan" means any employee pension benefit plan subject to Title IV of ERISA maintained by the Company, any of its Subsidiaries, or any member of the Controlled Group, or any such plan to which the Company, any of its Subsidiaries, or any member of the Controlled Group is required to contribute on behalf of any of its employees.

        the term "Prime Rate" means the rate of interest announced by the Agent as its prime or reference rate for interest rate calculations, as such rate may change from time to time. The Prime Rate may not be the lowest interest rate charged by the Agent.

        the term "Regulatory Change" means any change enacted or issued after the date of this Agreement of any (or the adoption after the date of this Agreement of any new) federal or state law, regulation, interpretation, direction, policy or guideline, or any court decision, which affects the treatment of any extensions of credit of the Banks.

        the term "Reimbursement Obligations" means all obligations of the Company to reimburse each LOC Bank for all drawings under Letters of Credit.

        the term "Reportable Event" means a reportable event as that term is defined in Title IV of ERISA.

        the term "Required Banks" means two or more Banks holding at least 51% of the Aggregate Commitment, or if the Aggregate Commitment has been terminated, two or more Banks holding at least 51% of the aggregate principal amount of all Loans and Letter of Credit Obligations outstanding hereunder.

        the term "Revolving Credit Loans" is defined in section 1.1.

        the term "Revolving Credit Note" is defined in section 1.1.

        the term "Subsidiary" means a corporation, partnership or other entity of which the Company owns, directly or through another Subsidiary, at the date of determination, more than 50% of the outstanding stock (or other shares of beneficial interest) having ordinary voting power for the election of directors, irrespective of whether or not at such time stock of any other class or classes might have voting power by reason of the happening of any contingency, or holds at least a majority of partnership or similar interests, or is a general partner with control over such partnership under the terms of the applicable partnership agreement.

        the term "Swingline Lender" is defined in section 1.2.

        the term "Swingline Loans" is defined in section 1.2.

        the term "Swingline Note" is defined in section 1.2.

        the term "Termination Date" is defined in section 1.1.

        the term "Unfunded Liabilities" means, with regard to any Plan, the excess of the current value of the Plan's benefits guaranteed under ERISA over the current value of the Plan's assets allocable to such benefits.

        the term "Variable Rate" means the rate per annum equal to the Prime Rate.

        the term "Variable Rate Loan" means any Loan which bears interest at or by reference to the Variable Rate.

      Expenses; Indemnity.

        The Company shall pay or reimburse (i) the Agent for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, including the fees and expenses of in-house counsel) paid or incurred by the Agent in connection with the negotiation, preparation, execution, delivery, and administration of this Agreement, the Notes, the Letters of Credit, the Collateral Documents and any other document required hereunder or thereunder, including without limitation any amendment, supplement, modification or waiver of or to any of the foregoing; (ii) each Bank and the Agent for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, including the fees and expenses of in-house counsel) paid or incurred by the Agent or such Bank before and after judgment in enforcing, protecting or preserving its rights under this Agreement, the Notes, the Letters of Credit, the Collateral Documents and any other document required hereunder or thereunder, including without limitation the enforcement of rights against, or realization on, any collateral or security therefor or in defending against any claim made against the Agent or such Bank by the Company, any Subsidiary or any third party as a result of or in any way relating to any matter referred to in subsection (i) or (ii) of this section; (iii) each LOC Bank for standard and customary charges and expenses in connection with the negotiation, preparation, execution, delivery and administration of Letters of Credit; and (iv) each Bank and the Agent for any and all recording and filing fees and any and all stamp, excise, intangibles and other taxes, if any, (including, without limitation, any sales, occupation, excise, gross receipts, franchise, general corporation, personal property, privilege or license taxes, but not including taxes levied upon the net income of the Agent such or Bank by the federal government or the state (or political subdivision of a state) where the Agent or such Bank's principal office is located), which may be payable or determined to be payable in connection with the negotiation, preparation, execution, delivery, administration or enforcement of this Agreement, the Notes, the Letters of Credit, the Collateral Documents or any other document required hereunder or thereunder or any amendment, supplement, modification or waiver of or to any of the foregoing, or consummation of any of the transactions contemplated hereby or thereby, whether such taxes are levied by reason of the acts to be performed by the Company hereunder or are levied upon the Agent, a Bank, the Company, the property of a Bank or otherwise, including all costs and expenses incurred in contesting the imposition of any such tax, and any and all liability with respect to or resulting from any delay in paying the same, whether such taxes are levied upon the Agent, such Bank, the Company or otherwise.

        The Company agrees to indemnify each Bank against any and all losses, claims, damages, liabilities and expenses, (including, without limitation, reasonable attorneys' fees and expenses) incurred by such Bank arising out of, in any way connected with, or as a result of (i) any acquisition or attempted acquisition of the Company's stock or of the stock or assets of another person or entity by the Company or any Subsidiary, (ii) the use of any of the proceeds of any Loans made hereunder by the Company or any Subsidiary for the making or furtherance of any such acquisition or attempted acquisition, (iii) the construction or operation of any facility owned or operated by the Company or any Subsidiary, or resulting from any pollution or other environmental condition on the site of, or caused by, any such facility, (iv) the negotiation, preparation, execution, delivery, administration, and enforcement of this Agreement, the Notes, the Letters of Credit, the Collateral Documents and any other document required hereunder or thereunder, including without limitation any amendment, supplement, modification or waiver of or to any of the foregoing or the consummation or failure to consummate the transactions contemplated hereby or thereby, or the performance by the parties of their obligations hereunder or thereunder, (v) any claim, litigation, investigation or proceedings related to any of the foregoing, whether or not any Bank is a party thereto; provided, however, that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses arising from (A) any unexcused breach by such Bank of its obligations under this Agreement or any Collateral Document, (B) any prior commitment made by such Bank to a person other than the Company or any Subsidiary which would be breached by the performance of such Bank's obligations under this Agreement or (C) gross negligence or willful misconduct of such Bank.

        The foregoing agreements and indemnities shall remain operative and in full force and effect regardless of termination of this Agreement, the consummation of or failure to consummate either the transactions contemplated by this Agreement or any amendment, supplement, modification or waiver, the repayment of any Loans made hereunder, the termination of the Letter of Credit Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any of the Notes or any Collateral Document, or any other document required hereunder or thereunder, any investigation made by or on behalf of any Bank, the Company or any Subsidiary, or the content or accuracy of any representation or warranty made under this Agreement, any Collateral Document or any other document required hereunder or thereunder.

      Amendments, Etc. No waiver, amendment, settlement or compromise of any of the rights of any Bank under this Agreement, any Note or any of the Collateral Documents shall be effective for any purpose unless it is in a written instrument executed and delivered by the parties authorized to act by this section 9.3. Subject to the provisions of this section 9.3, the Required Banks (or the Agent with the written consent of the Required Banks) and the Company may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to this Agreement, the Notes, or the Collateral Documents or changing in any manner the rights of the Banks or the Company hereunder or thereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Banks:

        Extend the maturity of any Note or reduce the principal amount thereof, or change the date of any principal installment due on any Note or reduce the rate or amount or change the time of payment of interest or fees payable on any Note or otherwise under this Agreement.

        Amend the definition of Required Banks.

        Extend the Termination Date, or increase the amount of the Commitment of any Bank hereunder, or permit the Company to assign its rights under this Agreement.

        Alter the provisions of section 2.18 of this Agreement.

        Amend any provision of this Agreement requiring a pro rata sharing among the Banks.

        Amend this section 9.3.

      No amendment of any provision of this Agreement relating to the Agent, any LOC Bank or the Swingline Lender shall be effective without the written consent of the Agent, such LOC Bank, or the Swingline Lender, respectively.

      Securities Act of 1933. Each Bank represents that it is acquiring the Notes payable to it without any present intention of making a sale or other distribution of such Notes, provided each Bank reserves the right to sell its Notes or participations therein.

      No Agency. Except as expressly provided herein, nothing in this Agreement and no action taken pursuant hereto shall cause any Bank to be treated as the agent of any other Bank, or shall be deemed to constitute the Banks a partnership, association, joint venture or other entity.

      Successors. The provisions of this Agreement shall inure to the benefit of any holder of one or more of the Notes, and shall inure to the benefit of and be binding upon any successor to any of the parties hereto. No delay on the part of any Bank or any holder of any of the Notes in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein specified are cumulative and are not exclusive of any rights or remedies which the Banks or the holder of any of the Notes would otherwise have.

      Survival. All agreements, representations and warranties made herein shall survive the execution of this Agreement, the making of the Loans hereunder and the execution and delivery of the Notes.

      Wisconsin Law. This Agreement and the Notes issued hereunder shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, except to the extent superseded by federal law.

      Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

      Notices. All communications or notices required under this Agreement shall be deemed to have been given on the date when deposited in the United States mail, postage prepaid, and addressed as follows (unless and until any of such parties advises the other in writing of a change in such address): (a) if to the Company, with the full name and address of the Company as shown on this Agreement below; and (b) if to any of the Banks with the full name and address of such Bank as shown in Appendix A, to the attention of the officer of the Bank executing the form of acceptance of this Agreement.

      Assignment; Participations.

        Assignments. Each Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Notes, and its Commitment); provided, however, that:

          each such assignment shall be to an Eligible Assignee;

          except in the case of an assignment to another Bank or an Affiliate of such Bank or an assignment of all of a Bank's rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Bank) and an integral multiple of $1,000,000 in excess thereof;

          each such assignment by a Bank shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement and the Notes; and

          the parties to such assignment shall deliver to the Agent for its acceptance a processing fee from the assignor of $3,500.

        Upon execution, delivery, and acceptance of such assignment, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Bank hereunder and the assigning Bank shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this section 9.11(a), the assignor, the Agent and the Company shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee.

        Participations. Each Bank may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Commitment, its Notes and its Loans); provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Article II, inclusive, and the right of set-off contained in section 2.20, and (iv) the Company shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and such Bank shall retain the sole right to enforce the obligations of the Company relating to its Loans and its Notes and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes, or extending its Commitment).

        Nonrestricted Assignments. Notwithstanding any other provision set forth in this Agreement, any Bank may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

        Information. Any Bank may furnish any financial information concerning the Company in the possession of such Bank from time to time to assignees and participants (including financial institutions that are prospective assignees and participants).

      Entire Agreement; No Agency. This Agreement and the other documents referred to herein contain the entire agreement between the Banks and the Company with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, undertaking, promise or condition concerning the subject matter hereof shall be binding upon the Banks unless clearly expressed in this Agreement or in the other documents referred to herein. Nothing in this Agreement or in the other documents referred to herein and no action taken pursuant hereto shall cause the Company to be treated as an agent of any Bank, or shall be deemed to constitute the Banks and the Company a partnership, association, joint venture or other entity.

      No Third Party Benefit. This Agreement is solely for the benefit of the parties hereto and their permitted successors and assigns. No other person or entity shall have any rights under, or because of the existence of, this Agreement.

      HSBC as Party. HSBC is a party to this Agreement for the limited purpose of acting as an LOC Bank. HSBC has no other duties or responsibilities under this Agreement.

      Consent to Jurisdiction. The Company hereby consents to the jurisdiction of any state or federal court situated in Milwaukee County, Wisconsin, and waives any objection based on lack of personal jurisdiction, improper venue or forum non conveniens, with regard to any actions, claims, disputes or proceedings relating to this Agreement, any Note, any of the Collateral Documents, or any other document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. Nothing herein shall affect the right of the Banks, or any of them, to serve process in any manner permitted by law, or limit the right of any Banks, or any of them, to bring proceedings against the Company or its property or assets in the competent courts of any other jurisdiction or jurisdictions.

      Waiver of Jury Trial. The Company and the Banks hereby jointly and severally waive any and all right to trial by jury in any action or proceeding relating to this Agreement, any Note, any of the Collateral Documents, or any other document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. The Company and the Banks each represent that this waiver is knowingly, willingly and voluntarily given.

      [Remainder of Page Intentionally Left Blank]

    If the foregoing is satisfactory to you, please sign the form of acceptance below and return a signed counterpart hereof to the Company. When this instrument has been executed and delivered by all of the Banks, it will evidence a binding agreement between the Banks and the Company.

Very truly yours, OSHKOSH B'GOSH, INC. Address: 112 Otter Avenue Oshkosh, WI 54901-5008

By: /S/ DAVID L. OMACHINSKI David L. Omachinski Executive Vice President and Chief Operating and Financial Officer and Treasurer

    (CORPORATE SEAL)

    [Bank signature pages follow]

    The foregoing Agreement is hereby confirmed and accepted as of the date thereof.

U.S. BANK NATIONAL ASSOCIATION, as the Agent and as a Bank
By: /S/ JEFF JANZA Name: Jeff Janza Title: Vice President

HARRIS TRUST AND SAVINGS BANK
By: /S/ MICHAEL M. FORDNEY Name: Michael M. Fordney Title: Vice President

WELLS FARGO HSBC TRADE BANK N.A.
By: /S/ COLLEEN FRITSCHEL Name: Colleen Fritschel Title: Assistant Vice President

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED (solely in its capacity as an LOC Bank) 1 Queens Road Central Hong Kong Attention: HKH Corporate Banking Division D, 11/ F
By: /S/ HELEN H CHUI Name: Helen H. Chui Title: Relationship Manager

    EXHIBIT 1.1

    (Form of Revolving Credit Note)

    REVOLVING CREDIT NOTE

    $____________ __________________, 2002

    FOR VALUE RECEIVED, OshKosh B'Gosh, Inc., a Delaware corporation, promises to pay to the order of ________________________________________________, the principal sum of __________________ Dollars ($_______________) at the main office of U.S. Bank National Association in Milwaukee, Wisconsin, on the Termination Date (as defined in the Credit Agreement referred to below). The unpaid principal balance hereof shall bear interest, payable on the dates and at the rate or rates set forth in the Credit Agreement referred to below. Principal of and interest on this Note shall be payable in lawful money of the United States of America.

    This Note constitutes one of the Revolving Credit Notes issued under a Credit Agreement dated as of November 1, 2002, as amended from time to time, among the undersigned and U.S. Bank National Association, for itself and as Agent, and the other Banks party thereto, to which Agreement reference is hereby made for a statement of the terms and conditions on which Loans in part evidenced hereby were or may be made, and for a description of the conditions upon which this Note may be prepaid, in whole or in part, or its maturity accelerated.

    This Note shall be construed in accordance with laws of the State of Wisconsin, except to the extent superseded by federal law. The undersigned waives presentment, protest, and notice of dishonor and agrees, in the event of default hereunder, to pay all costs and expenses of collection, including reasonable attorneys' fees.

    OSHKOSH B'GOSH, INC.

    By:

    Vice President of Finance

    (CORPORATE SEAL)

    EXHIBIT 1.2

    (Form of Swingline Note)

    SWINGLINE NOTE

    $____________ __________________, 2002

    FOR VALUE RECEIVED, OshKosh B'Gosh, Inc., a Delaware corporation, promises to pay to the order of U.S. Bank National Association, without setoff or counterclaim, the principal sum of (a) _________ Million Dollars ($________) or, if less, (b) the aggregate unpaid principal amount of all Swingline Loans made to the undersigned pursuant to section 1.2 of the Credit Agreement referred to below, at the Main Office of U.S. Bank National Association, in Milwaukee, Wisconsin, on the Termination Date (as defined in the Credit Agreement referred to below). This Note shall bear interest payable on the dates and at the rate or rates set forth in the Credit Agreement referred to below. All amounts payable under this Note and the Credit Agreement shall be payable in lawful money of the United States of America.

    This Note constitutes the Swingline Note issued under a Credit Agreement dated as of November 1, 2002 (the "Credit Agreement"), among the undersigned, U.S. Bank National Association, for itself and as Agent, and the Banks from time to time party thereto, to which Credit Agreement reference is hereby made for a statement of the terms and conditions on which Swingline Loans evidenced hereby were or may be made, and for a description of the conditions upon which this Note may be prepaid, in whole or in part, or its maturity accelerated.

    This Note shall be construed in accordance with laws of the State of Wisconsin, except to the extent superseded by federal law. The undersigned waives presentment, protest, and notice of dishonor and agrees, in the event of default hereunder, to pay all costs and expenses of collection, including reasonable attorneys' fees.

    OSHKOSH B'GOSH, INC.

    By:

    Vice President of Finance

    (CORPORATE SEAL)

    EXHIBIT 2.2

    LOAN REQUEST/COMMERCIAL PAPER REPORT

    [DATE]

    U.S. Bank National Association
    777 East Wisconsin Avenue
    Milwaukee, Wisconsin 53202

    Re: Credit Agreement Dated as of November 1, 2002, as amended (the "Credit Agreement")

    Gentlemen:

    Part 1: Loan Request

    OshKosh B'Gosh, Inc. (the "Company") hereby applies to you, as Agent, for Revolving Credit Loans under the Credit Agreement to be made on ____________, ____ in the aggregate principal amount of $_______________.

    The undersigned hereby certifies as follows:

                  All of the representations and warranties set forth in Article IV of the Credit Agreement continue to be true on the date hereof.

                  At the date hereof, no Default or Event of Default under the Credit Agreement has occurred and is continuing.

                  There has been no material adverse change in the business, operations or financial condition of the undersigned or any of its Subsidiaries since the date of the most recent audited financial statements of the Company delivered pursuant to the Credit Agreement.

          The loans will bear interest at the:

          [check appropriate box]

          [_____] Variable Rate
          [_____] Adjusted LIBOR Rate

          If the loans will bear interest at the Adjusted LIBOR Rate, the Interest Period shall be ____ months (one, two, three or six months).

          Part 2: Commercial Paper Report

          After giving effect to all Commercial Paper transactions entered into by the Company through the date hereof, the aggregate principal amount of all Commercial Paper of the Company now outstanding is $____________.

          Capitalized definitional terms used and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

          Very truly yours,

          OSHKOSH B'GOSH, INC.

          By: _________________________________

          Vice President of Finance

          EXHIBIT 2.5

          CONVERSION/CONTINUATION REQUEST

          _______________, ____

          U.S. Bank National Association
          777 East Wisconsin Avenue
          Milwaukee, Wisconsin 53202

          Re: Credit Agreement Dated as
          of November 1, 2002 (the "Agreement")

          Gentlemen:

          The undersigned elects to convert/continue the following portion of the outstanding Loans under the Agreement:

          The type of Loans to be converted/continued is currently:

          [check appropriate box]

          [_____] Variable Rate Loans
          [_____] Adjusted LIBOR Rate Loans

          The amount of Loans to be converted/continued:

          $_________________________

          The type of Loans into which the current loans shall be converted:

          [check appropriate box]

          [_____] Variable Rate Loans
          [_____] Adjusted LIBOR Rate Loans

          Date of Conversion/Continuation: ________________

          Duration of Interest Period: _____ months [one, two, three or six months] (applicable only to Adjusted LIBOR Rate Loans).

          The amount of the Adjusted LIBOR Rate Loans into which such loans are converted/continued:

          $_____________________ (applicable only to Adjusted LIBOR Rate Loans)

          Capitalized definitional terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Very truly yours,

OSHKOSH B'GOSH, INC.

By: ________________________________

Vice President of Finance

EXHIBIT 5.4

(Form of Corporate Guaranty)

CORPORATE GUARANTY AGREEMENT

THIS AGREEMENT is made as of __________________, ____, by _______________________________, a _______________ corporation (hereinafter called "Guarantor").

R E C I T A L S :

    The Banks listed in Appendix I to the Credit Agreement (as defined below) (the "Creditors") have required, as a condition to making certain credit available to OshKosh B'Gosh, Inc., a Delaware corporation (whether one or more, hereinafter called "Debtor") that the Guarantor guarantee the Obligations (as hereinafter defined) on the terms stated herein.

    It is necessary for the business purposes of the Guarantor that Debtor obtain such credit from the Creditors. The Guarantor is a direct or indirect wholly-owned subsidiary of the Debtor.

    The term "Obligations" includes any and all debts, obligations, and liabilities of Debtor to Creditors, heretofore, now, or hereafter made, incurred, or created, under that certain Credit Agreement by and between Debtor and Creditors, dated November 1, 2002 (the "Credit Agreement").

C O V E N A N T S :

IN CONSIDERATION OF these premises and any credit or financial accommodation now or hereafter granted by Creditors to any Debtor, it is agreed that:

    The Guarantor hereby (a) unconditionally guarantees the full and prompt payment and performance of the Obligations when due, whether by acceleration or otherwise, or (if earlier) at the time Debtor becomes the subject of bankruptcy or other insolvency proceedings; (b) agrees to pay all costs, expenses and reasonable attorneys' fees incurred by Creditors in enforcing this Agreement and the Obligations and realizing on any collateral for either; and (c) agrees to pay to the Creditors the amount of any payments made to Creditors or another in connection with any of the Obligations which are recovered from Creditors by a trustee, receiver, Creditors or other party pursuant to applicable law.

    This is a guarantee of payment, and not of collection. The Creditors shall not be obligated to: (a) take any steps whatsoever to collect from, or to file any claim of any kind against, the Debtor, any guarantor, or any other person or entity liable for payment or performance of any of the Obligations; or (b) take any steps whatsoever to protect, accept, obtain, enforce, take possession of, perfect its interest in, foreclose or realize on collateral or security, if any, for the payment or performance of any of the Obligations or any guarantee of any of the Obligations; or (c) in any other respect exercise any diligence whatever in collecting or attempting to collect any of the Obligations by any means.

    The Guarantor's liability for payment and performance of the Obligations shall be absolute and unconditional; the Guarantor unconditionally and irrevocably waives each and every defense which, under principles of guarantee or suretyship law, would otherwise operate to impair or diminish such liability; and nothing whatever except actual full payment and performance to the Creditors of the Obligations (and all other debts, obligations and liabilities of Guarantor under this Agreement) shall operate to discharge the Guarantor's liability hereunder. Without limiting the generality of the foregoing, the Creditors shall have the exclusive right, which may be exercised from time to time without diminishing or impairing the liability of the Guarantor in any respect, and without notice of any kind to the Guarantor, to: (a) extend any additional credit to Debtor; (b) accept any collateral, security or guarantee for any Obligations or any other credit; (c) determine how, when and what application of payments, credits and collections, if any, shall be made on the Obligations and any other credit and accept partial payments; (d) determine what, if anything, shall at any time be done with respect to any collateral or security; subordinate, sell, transfer, surrender, release or otherwise dispose of all or any of such collateral or security; and purchase or otherwise acquire any such collateral or security at foreclosure or otherwise; and (e) with or without consideration grant, permit or enter into any waiver, amendment, extension, modification, refinancing, indulgence, compromise, settlement, subordination, discharge or release of: (i) any of the Obligations and any agreement relating to any of the Obligations, (ii) any obligations of any guarantor or other person or entity liable for payment or performance of any of the Obligations, and any agreement relating to such obligations and (iii) any collateral or security or agreement relating to collateral or security for any of the foregoing.

    The Guarantor hereby unconditionally waives (a) presentment, notice of dishonor, protest, demand for payment and all notices of any kind, including without limitation: notice of acceptance hereof; notice of the creation of any of the Obligations; notice of nonpayment, nonperformance or other default on any of the Obligations; and notice of any action taken to collect upon or enforce any of the Obligations; (b) any subrogation to the rights of the Creditors against the Debtor and any other claim against the Debtor which arises as a result of payments made by the Guarantor pursuant to this Agreement, until the Obligations have been paid or performed in full and such payments are not subject to any right of recovery; (c) any claim for contribution against any co-guarantor, until the Obligations have been paid or performed in full and such payments are not subject to any right of recovery; and (d) any setoffs or counterclaims against Creditors which would otherwise impair the Creditors' rights against the Guarantor hereunder.

    Guarantor has made an independent investigation and evaluation of the financial condition of the Debtor and the value of any collateral, and has not relied (and will not rely) on any information or evaluation provided by Creditors regarding such condition or value.

    Guarantor represents and warrants that:

    The execution, delivery and performance of this Agreement by the Guarantor are within the corporate powers of the Guarantor, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Guarantor which has not been obtained, (ii) violate any provision of the articles of incorporation or by-laws of the Guarantor or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Guarantor or any subsidiary of the Guarantor; (iii) require the consent or approval of, or filing or registration with, any governmental body, agency or authority, or (iv) result in a breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of the Guarantor or any subsidiary of the Guarantor pursuant to, any indenture or other agreement or instrument under which the Guarantor or any subsidiary of the Guarantor is a party or by which it or any of its properties may be bound or affected.

    This Agreement constitutes the legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except that such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of Creditors' rights generally.

    The financial statements of the Guarantor furnished to the Creditors fairly present the financial condition of the Guarantor for the periods shown therein, and since the dates covered by the most recent of such financial statements, there has been no material adverse change in the Guarantor's assets or the conduct of its business. Except as expressly shown on such financial statements, the Guarantor owns all of its assets free and clear of all liens except liens in favor of the Creditors; is not a party to any litigation, nor is any litigation threatened to the knowledge of the Guarantor which would, if adversely determined, cause any material adverse change in its business or assets; and has no delinquent tax liabilities, nor have any tax deficiencies been proposed against it.

    The Guarantor shall provide to the Creditors such information regarding the financial condition of the Guarantor as the Creditors may reasonably request from time to time.

    This Agreement shall inure to the benefit of the Creditors and their successors and assigns, including every holder or owner of any of the Obligations, and shall be binding upon the Guarantor and Guarantor's successors and assigns. This is a continuing guarantee and shall continue in effect until the Creditors shall have received written notice of termination from Guarantor; provided that this guarantee shall continue in effect thereafter with respect to all Obligations which arise or are committed for prior to Creditors' receipt of such notice of termination (including all subsequent extensions and renewals thereof, including extensions and renewals at increased rates, and all subsequently accruing interest and other charges thereon) until all such Obligations and all obligations of Guarantor hereunder shall be paid or performed in full and such payments are not subject to any right of recovery.

    This Agreement constitutes the entire agreement between the Creditors and Guarantor with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, understanding, promise or condition concerning the subject matter hereof shall be binding upon Creditors unless expressed herein. This Agreement shall be governed by the internal laws of the State of Wisconsin.

    The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of Creditors generally, if the obligations of the Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the Guarantor's liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantor or the Creditors, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.

    The Guarantor hereby consents to the exclusive jurisdiction of any state or federal court situated in Milwaukee County, Wisconsin, and waives any objection based on lack of personal jurisdiction, improper venue or forum non conveniens, with regard to any actions, claims, disputes or proceedings relating to this Agreement, or any document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. Nothing herein shall affect the right of the Creditors to serve process in any manner permitted by law, or limit the right of the Creditors to bring proceedings against the Guarantor or its property or assets in the competent courts of any other jurisdiction or jurisdictions.

    The Guarantor hereby waives any and all right to trial by jury in any action or proceeding relating to this Agreement, or any document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. The Guarantor represents that this waiver is knowingly, willingly and voluntarily given.

__________________________________________

By: ____________________________________

Title: _______________________________

(CORPORATE SEAL)

Attest: ______________________________

Title: _________________________

APPENDIX A

Schedule of Banks
Bank	Address for Notice	Commitment Amount	Percentage Interest
U.S. Bank National Association Agent	Mr. Stephen E. Carlton Managing Director Capital Markets 777 East Wisconsin Avenue, MK-WI-J3SM Milwaukee, WI 53202 (414) 765-4244 (414) 765-4430 FAX
U.S. Bank National Association Bank	Mr. Jeffrey J. Janza Vice President 777 East Wisconsin Avenue, MK-WI-TGCB Milwaukee, WI 53202 (414) 765-6999 (414) 765-4632 FAX	30,000,000	40.000000000000%
Harris Trust and Savings Bank	Mr. Michael Fordney Vice President Harris Trust and Savings Bank Midwest Group -- Tenth floor West 111 West Monroe Street Chicago, IL 60603 (312) 461-7514 (312) 293-5040 FAX	20,000,000	26.666666666667%
Wells Fargo HSBC Trade Bank N.A.	Ms. Colleen H. Fritschel Vice President Wells Fargo HSBC Trade Bank N.A. 6th and Marquette Minneapolis, MN 55479 (612) 667-6584 (612) 667-2269	25,000,000	33.333333333333%

REVOLVING CREDIT NOTE

$30,000,000 November 1, 2002

FOR VALUE RECEIVED, OshKosh B'Gosh, Inc., a Delaware corporation, promises to pay to the order of U.S. Bank National Asdsociation, the principal sum of Thirty Million Dollars ($30,000,000) at the main office of U.S. Bank National Association in Milwaukee, Wisconsin, on the Termination Date (as defined in the Credit Agreement referred to below). The unpaid principal balance hereof shall bear interest, payable on the dates and at the rate or rates set forth in the Credit Agreement referred to below. Principal of and interest on this Note shall be payable in lawful money of the United States of America.

This Note constitutes one of the Revolving Credit Notes issued under a Credit Agreement dated as of November 1, 2002, as amended from time to time, among the undersigned and U.S. Bank National Association, for itself and as Agent, and the other Banks party thereto, to which Agreement reference is hereby made for a statement of the terms and conditions on which Loans in part evidenced hereby were or may be made, and for a description of the conditions upon which this Note may be prepaid, in whole or in part, or its maturity accelerated.

This Note shall be construed in accordance with laws of the State of Wisconsin, except to the extent superseded by federal law. The undersigned waives presentment, protest, and notice of dishonor and agrees, in the event of default hereunder, to pay all costs and expenses of collection, including reasonable attorneys' fees.

OSHKOSH B'GOSH, INC.

By: /S/ DAVID L. OMACHINSKI David L. Omachinski Executive Vice President and Chief Operating and Financial Officer and Treasurer

(CORPORATE SEAL)

REVOLVING CREDIT NOTE

$20,000,000 November 1, 2002

FOR VALUE RECEIVED, OshKosh B'Gosh, Inc., a Delaware corporation, promises to pay to the order of Harris Trust and Savings Bank, the principal sum of Twenty Million Dollars ($20,000,000) at the main office of U.S. Bank National Association in Milwaukee, Wisconsin, on the Termination Date (as defined in the Credit Agreement referred to below). The unpaid principal balance hereof shall bear interest, payable on the dates and at the rate or rates set forth in the Credit Agreement referred to below. Principal of and interest on this Note shall be payable in lawful money of the United States of America.

This Note constitutes one of the Revolving Credit Notes issued under a Credit Agreement dated as of November 1, 2002, as amended from time to time, among the undersigned and U.S. Bank National Association, for itself and as Agent, and the other Banks party thereto, to which Agreement reference is hereby made for a statement of the terms and conditions on which Loans in part evidenced hereby were or may be made, and for a description of the conditions upon which this Note may be prepaid, in whole or in part, or its maturity accelerated.

This Note shall be construed in accordance with laws of the State of Wisconsin, except to the extent superseded by federal law. The undersigned waives presentment, protest, and notice of dishonor and agrees, in the event of default hereunder, to pay all costs and expenses of collection, including reasonable attorneys' fees.

OSHKOSH B'GOSH, INC.

By: /S/ DAVID L. OMACHINSKI David L. Omachinski Executive Vice President and Chief Operating and Financial Officer and Treasurer

(CORPORATE SEAL)

REVOLVING CREDIT NOTE

$25,000,000 November 1, 2002

FOR VALUE RECEIVED, OshKosh B'Gosh, Inc., a Delaware corporation, promises to pay to the order of Wells Fargo HSBC Trade Bank N.A., the principal sum of Twenty Five Million Dollars ($25,000,000) at the main office of U.S. Bank National Association in Milwaukee, Wisconsin, on the Termination Date (as defined in the Credit Agreement referred to below). The unpaid principal balance hereof shall bear interest, payable on the dates and at the rate or rates set forth in the Credit Agreement referred to below. Principal of and interest on this Note shall be payable in lawful money of the United States of America.

This Note constitutes one of the Revolving Credit Notes issued under a Credit Agreement dated as of November 1, 2002, as amended from time to time, among the undersigned and U.S. Bank National Association, for itself and as Agent, and the other Banks party thereto, to which Agreement reference is hereby made for a statement of the terms and conditions on which Loans in part evidenced hereby were or may be made, and for a description of the conditions upon which this Note may be prepaid, in whole or in part, or its maturity accelerated.

This Note shall be construed in accordance with laws of the State of Wisconsin, except to the extent superseded by federal law. The undersigned waives presentment, protest, and notice of dishonor and agrees, in the event of default hereunder, to pay all costs and expenses of collection, including reasonable attorneys' fees.

OSHKOSH B'GOSH, INC.

By: /S/ DAVID L. OMACHINSKI David L. Omachinski Executive Vice President and Chief Operating and Financial Officer and Treasurer

(CORPORATE SEAL)

SWINGLINE NOTE

$5,000,000 November 1, 2002

FOR VALUE RECEIVED, OshKosh B'Gosh, Inc., a Delaware corporation, promises to pay to the order of U.S. Bank National Association, without setoff or counterclaim, the principal sum of (a) Five Million Dollars ($5,000,000) or, if less, (b) the aggregate unpaid principal amount of all Swingline Loans made to the undersigned pursuant to section 1.2 of the Credit Agreement referred to below, at the Main Office of U.S. Bank National Association, in Milwaukee, Wisconsin, on the Termination Date (as defined in the Credit Agreement referred to below). This Note shall bear interest payable on the dates and at the rate or rates set forth in the Credit Agreement referred to below. All amounts payable under this Note and the Credit Agreement shall be payable in lawful money of the United States of America.

This Note constitutes the Swingline Note issued under a Credit Agreement dated as of November 1, 2002 (the "Credit Agreement"), among the undersigned, U.S. Bank National Association, for itself and as Agent, and the Banks from time to time party thereto, to which Credit Agreement reference is hereby made for a statement of the terms and conditions on which Swingline Loans evidenced hereby were or may be made, and for a description of the conditions upon which this Note may be prepaid, in whole or in part, or its maturity accelerated.

This Note shall be construed in accordance with laws of the State of Wisconsin, except to the extent superseded by federal law. The undersigned waives presentment, protest, and notice of dishonor and agrees, in the event of default hereunder, to pay all costs and expenses of collection, including reasonable attorneys' fees.

OSHKOSH B'GOSH, INC.

By: /S/ DAVID L. OMACHINSKI David L. Omachinski Executive Vice President and Chief Operating and Financial Officer and Treasurer

(CORPORATE SEAL)

CORPORATE GUARANTY AGREEMENT

THIS AGREEMENT is made as of November 1, 2002, by OshKosh B'Gosh Investments, Inc., a Nevada corporation (hereinafter called "Guarantor").

R E C I T A L S :

    The Banks listed in Appendix A to the Credit Agreement (as defined below) (the "Creditors") have required, as a condition to making certain credit available to OshKosh B'Gosh, Inc., a Delaware corporation (whether one or more, hereinafter called "Debtor") that the Guarantor guarantee the Obligations (as hereinafter defined) on the terms stated herein.

    It is necessary for the business purposes of the Guarantor that Debtor obtain such credit from the Creditors. The Guarantor is a direct or indirect wholly-owned subsidiary of the Debtor.

    The term "Obligations" includes any and all debts, obligations, and liabilities of Debtor to Creditors, heretofore, now, or hereafter made, incurred, or created, under that certain Credit Agreement by and between Debtor and Creditors, dated November 1, 2002 (the "Credit Agreement").

C O V E N A N T S :

IN CONSIDERATION OF these premises and any credit or financial accommodation now or hereafter granted by Creditors to any Debtor, it is agreed that:

    The Guarantor hereby (a) unconditionally guarantees the full and prompt payment and performance of the Obligations when due, whether by acceleration or otherwise, or (if earlier) at the time Debtor becomes the subject of bankruptcy or other insolvency proceedings; (b) agrees to pay all costs, expenses and reasonable attorneys' fees incurred by Creditors in enforcing this Agreement and the Obligations and realizing on any collateral for either; and (c) agrees to pay to the Creditors the amount of any payments made to Creditors or another in connection with any of the Obligations which are recovered from Creditors by a trustee, receiver, Creditors or other party pursuant to applicable law.

    This is a guarantee of payment, and not of collection. The Creditors shall not be obligated to: (a) take any steps whatsoever to collect from, or to file any claim of any kind against, the Debtor, any guarantor, or any other person or entity liable for payment or performance of any of the Obligations; or (b) take any steps whatsoever to protect, accept, obtain, enforce, take possession of, perfect its interest in, foreclose or realize on collateral or security, if any, for the payment or performance of any of the Obligations or any guarantee of any of the Obligations; or (c) in any other respect exercise any diligence whatever in collecting or attempting to collect any of the Obligations by any means.

    The Guarantor's liability for payment and performance of the Obligations shall be absolute and unconditional; the Guarantor unconditionally and irrevocably waives each and every defense which, under principles of guarantee or suretyship law, would otherwise operate to impair or diminish such liability; and nothing whatever except actual full payment and performance to the Creditors of the Obligations (and all other debts, obligations and liabilities of Guarantor under this Agreement) shall operate to discharge the Guarantor's liability hereunder. Without limiting the generality of the foregoing, the Creditors shall have the exclusive right, which may be exercised from time to time without diminishing or impairing the liability of the Guarantor in any respect, and without notice of any kind to the Guarantor, to: (a) extend any additional credit to Debtor; (b) accept any collateral, security or guarantee for any Obligations or any other credit; (c) determine how, when and what application of payments, credits and collections, if any, shall be made on the Obligations and any other credit and accept partial payments; (d) determine what, if anything, shall at any time be done with respect to any collateral or security; subordinate, sell, transfer, surrender, release or otherwise dispose of all or any of such collateral or security; and purchase or otherwise acquire any such collateral or security at foreclosure or otherwise; and (e) with or without consideration grant, permit or enter into any waiver, amendment, extension, modification, refinancing, indulgence, compromise, settlement, subordination, discharge or release of: (i) any of the Obligations and any agreement relating to any of the Obligations, (ii) any obligations of any guarantor or other person or entity liable for payment or performance of any of the Obligations, and any agreement relating to such obligations and (iii) any collateral or security or agreement relating to collateral or security for any of the foregoing.

    The Guarantor hereby unconditionally waives (a) presentment, notice of dishonor, protest, demand for payment and all notices of any kind, including without limitation: notice of acceptance hereof; notice of the creation of any of the Obligations; notice of nonpayment, nonperformance or other default on any of the Obligations; and notice of any action taken to collect upon or enforce any of the Obligations; (b) any subrogation to the rights of the Creditors against the Debtor and any other claim against the Debtor which arises as a result of payments made by the Guarantor pursuant to this Agreement, until the Obligations have been paid or performed in full and such payments are not subject to any right of recovery; (c) any claim for contribution against any co-guarantor, until the Obligations have been paid or performed in full and such payments are not subject to any right of recovery; and (d) any setoffs or counterclaims against Creditors which would otherwise impair the Creditors' rights against the Guarantor hereunder.

    Guarantor has made an independent investigation and evaluation of the financial condition of the Debtor and the value of any collateral, and has not relied (and will not rely) on any information or evaluation provided by Creditors regarding such condition or value.

    Guarantor represents and warrants that:

(a) The execution, delivery and performance of this Agreement by the Guarantor are within the corporate powers of the Guarantor, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Guarantor which has not been obtained, (ii) violate any provision of the articles of incorporation or by-laws of the Guarantor or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Guarantor or any subsidiary of the Guarantor; (iii) require the consent or approval of, or filing or registration with, any governmental body, agency or authority, or (iv) result in a breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of the Guarantor or any subsidiary of the Guarantor pursuant to, any indenture or other agreement or instrument under which the Guarantor or any subsidiary of the Guarantor is a party or by which it or any of its properties may be bound or affected.

      This Agreement constitutes the legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except that such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of Creditors' rights generally.

      The financial statements of the Guarantor furnished to the Creditors fairly present the financial condition of the Guarantor for the periods shown therein, and since the dates covered by the most recent of such financial statements, there has been no material adverse change in the Guarantor's assets or the conduct of its business. Except as expressly shown on such financial statements, the Guarantor owns all of its assets free and clear of all liens except liens in favor of the Creditors; is not a party to any litigation, nor is any litigation threatened to the knowledge of the Guarantor which would, if adversely determined, cause any material adverse change in its business or assets; and has no delinquent tax liabilities, nor have any tax deficiencies been proposed against it.

    The Guarantor shall provide to the Creditors such information regarding the financial condition of the Guarantor as the Creditors may reasonably request from time to time.

    This Agreement shall inure to the benefit of the Creditors and their successors and assigns, including every holder or owner of any of the Obligations, and shall be binding upon the Guarantor and Guarantor's successors and assigns. This is a continuing guarantee and shall continue in effect until the Creditors shall have received written notice of termination from Guarantor; provided that this guarantee shall continue in effect thereafter with respect to all Obligations which arise or are committed for prior to Creditors' receipt of such notice of termination (including all subsequent extensions and renewals thereof, including extensions and renewals at increased rates, and all subsequently accruing interest and other charges thereon) until all such Obligations and all obligations of Guarantor hereunder shall be paid or performed in full and such payments are not subject to any right of recovery.

    This Agreement constitutes the entire agreement between the Creditors and Guarantor with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, understanding, promise or condition concerning the subject matter hereof shall be binding upon Creditors unless expressed herein. This Agreement shall be governed by the internal laws of the State of Wisconsin.

    The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of Creditors generally, if the obligations of the Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the Guarantor's liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantor or the Creditors, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.

    The Guarantor hereby consents to the exclusive jurisdiction of any state or federal court situated in Milwaukee County, Wisconsin, and waives any objection based on lack of personal jurisdiction, improper venue or forum non conveniens, with regard to any actions, claims, disputes or proceedings relating to this Agreement, or any document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. Nothing herein shall affect the right of the Creditors to serve process in any manner permitted by law, or limit the right of the Creditors to bring proceedings against the Guarantor or its property or assets in the competent courts of any other jurisdiction or jurisdictions.

    The Guarantor hereby waives any and all right to trial by jury in any action or proceeding relating to this Agreement, or any document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. The Guarantor represents that this waiver is knowingly, willingly and voluntarily given.

OSHKOSH B'GOSH INVESTMENTS, INC.

By: /S/ WILLIAM UELMEN William Uelmen President

(CORPORATE SEAL)